Exhibit 2.1

Execution version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE
EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE
REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [*****] INDICATES THAT
INFORMATION HAS BEEN REDACTED OR OMITTED.

Agreement relating to the sale and purchase of the whole of the issued share capital of QinetiQ Space NV (1)Vendors (2)Redwire Space Europe, LLC (3)AE Industrial Partners Fund II, LP

Dated 3 October 2022

Contents

1. Definitions and interpretation	1
2. Exchange	11
3. Sale and purchase	12
4. Consideration	13
5. Post Completion Adjustment	14
6. Pre Completion obligations	15
7. Completion	16
8. Warranties	17
9. Indemnities	18
10. Waiver of claims	20
11. Tax Covenant	20
12. Purchaser's remedies	20
13. Limitations on liability	20
14. Post Completion	20
15. Protection of goodwill	21
17. General	23
18. Announcements	28
19. Costs and expenses	28
20. Payments	28
21. Notices	29
22. Governing law and jurisdiction	29
23. Guarantee	30
Schedule 1	33
Part 1	33
(The Vendors)	33
Part 2	34
(Addresses for service)	34
Schedule 2	35
Part 1	35
(The Company)	35
Part 2	36
(The Group Companies)	36
Schedule 3	38
(The Properties)	38
Schedule 4	39
Schedule 5	55
(Limitations on liability)	55
Schedule 6	57
(Tax Schedule)	57
Part 1	57
(Definitions and interpretation)	57
Part 2	60
(Tax Warranties)	60
Part 3	63
(Covenants to the Purchaser)	63
Part 4	65
(Limitations and general)	65
Schedule 7	69
(Completion obligations)	69
Schedule 8	70
(Pre Completion obligations)	70
Schedule 9	73
(Completion Accounts)	73
Part A	73
(Preparation)	73
(Basis of Preparation)	74
Part C	77
(Reference balance sheet)	77

Documents in agreed form:
Board minutes of the Company and each Group Company
Disclosure Letter
Letters of resignation of directors of the Company and each Group Company

This Agreement is made on     3 October 2022
Between
(1)The companies details of which are set out in Part 1 of Schedule 1 (The Vendors) (the "Vendors");
(2)Redwire Space Europe, LLC registered in the state of Delaware, with file number 7473266 at the Delaware corporate registry, having its registered office C/O Cogency Global Inc., 850 New Burton Road Suite 201, Dover 19904, Delaware, United States (the "Purchaser"); and
(3)AE Industrial Partners Fund II, LP, a limited partnership registered in Delaware, having its registered address at The Corporation Trust Company, 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801 and acting by its general partner AE Industrial Partners Fund II GP, LP (the “Guarantor”), solely for purposes of Clause 23 and the other clauses referenced therein.
Background
(A)The Company is a public limited liability company (naamloze vennootschap / société anonyme), incorporated under the laws of Belgium, details of which are set out in Part 1 of Schedule 2 (The Company).
(B)The Vendors have agreed to sell and the Purchaser has agreed to purchase the Shares on the terms set out in this Agreement (the "Transaction").
(C)In consideration of the Vendors agreeing to sell the Shares pursuant to the provisions of this Agreement, the Guarantor has agreed to guarantee the Vendors (on the terms set out in Clause 23 of this Agreement only) in respect of the obligations of the Purchaser to pay the Consideration.
This Deed witnesses as follows:
1.Definitions and interpretation
1.1In this Agreement, including the Background, unless the context otherwise requires, the following definitions shall apply:
"Accounts" means the audited company accounts comprising a balance sheet and profit and loss account:
(a)as at the Accounts Date, for the Company and ROS; and
(b)as at 31 December 2021, for RSS.
"Accounts Date" means 31 March 2022.
“Affiliate” means in relation to any undertaking, any person which is from time to time a subsidiary, subsidiary undertaking, holding company or parent undertaking of that undertaking or of such subsidiary, subsidiary undertaking, holding company or parent undertaking, as the case may be.
"Agreement" means this agreement (including any schedule to it).
"Applicable Law" means (with respect to any person, property, transaction, event or other matter) any law, rule, statute, regulation, instrument, order, judgment, decree, treaty or other requirement having the force of law in any jurisdiction (collectively, the "Law") relating or applicable to such person, property, transaction, event or other matter. "Applicable Law" also

1

includes, where appropriate, any interpretation of the Law (or any part thereof) by any person having jurisdiction over it, or charged with its administration or interpretation.
"Belgian GAAP" means Belgian Generally Accepted Accounting Principles.
"Books and Records" has its common law meaning and includes all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records.
"Business Day" means a day that is not a Saturday, a Sunday nor a public holiday in either of England or Belgium.
"Business Warranties" means each of the Warranties other than the Fundamental Warranties and the Tax Warranties.
"Business Warranty Claim" means any Claim against the Vendors (or any of them) for breach of clauses 8.1 or 8.2 or breach of the Business Warranties.
"CA2006" means the Companies Act 2006.
"Cash Balances" means, at the Effective Time on the date of Completion, the aggregate of each Group Companies cash or cash equivalents in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation, subject to any requirements set out in Part B of Schedule 9 (Completion Accounts). For the avoidance of doubt, Cash Balances shall (a) include cheques and drafts deposited for the account of the Group Companies or in the possession of any Group Company, (b) reflect pending wire transfers (i.e. the payment has been processed and the matching corresponding liability has been reduced by such amount or the matching asset has been increased by such amount if a prepayment) for the account of any Group Company or for the account of any payee of the Group Companies, (c) be net of issued but uncashed cheques issued by any Group Company that are outstanding and (d) excluding any Trapped Cash.
"Cash Excess" has the meaning set out in clause 5.3(c).
"Cash Shortfall" has the meaning set out in clause 5.2(c).
"Claim" means a Warranty Claim, Fundamental Warranty Claim and/or a claim by the Purchaser against the Vendors under the Tax Covenant (as the case may be).
"Client" means any person to whom or which the Group shall at any time during the six month period prior to Completion have provided Restricted Business.
"Company" means QinetiQ Space NV, details of which are set out in Part 1 of Schedule 2 (The Company).
"Completion" means the completion of the sale and purchase of the Shares in accordance with this Agreement.
"Completion Accounts" means the completion accounts prepared and agreed or determined in accordance with Schedule 9 (Completion Accounts).
"Completion Date" means 21 October 2022 or on such other date as the Vendors' Representative and the Purchaser may agree in writing.
"Completion Disclosure Letter" means the letter from the Vendors to the Purchaser delivered to the Purchaser's Solicitors immediately prior to Completion, together with the agreed form bundle of documents to the Completion Disclosure Letter (if any), disclosing certain matters relating to certain of the Warranties.

2

"Consideration" means the aggregate consideration payable by the Purchaser to the Vendors for the Shares pursuant to clause 4.1 (Consideration).
"Consideration Increase" has the meaning set out in clause 5.4(c).
"Consideration Reduction" has the meaning set out in clause 5.4(a).
"Data Protection Law" means any Applicable Law relating to the use or processing of personal data including but not limited to: (i) the European Union Regulation on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (Regulation 2016/679) ("GDPR") and (ii) the Belgian law of 30 July 2018 relating to the protection of natural persons with regard to the processing of personal data.
“Data Room” means the electronic data room hosted by Intralinks with the name Project Shelley in respect of the Transaction, an index of which is in the agreed form and a copy of which will be provided by the Vendors to the Purchaser’s Solicitors in accordance with the terms of clause 2.1.
“Debt” means, subject to any requirements set out in Part B of Schedule 9 ((Completion Accounts)), liabilities at the Effective Time on the date of Completion for all loans owed by Group Companies or other financing liabilities of the Group Companies, and any liabilities for:
(a)all borrowings and other indebtedness of the Group Companies for the payment or repayment of money including by way of any overdraft, acceptance, credit or similar facility;
(b)the total redemption amount of all shareholder loans and loan notes (if any);
(c)all performance bonds, guarantees, letters of credit, sureties, financial indemnities or other assurances against the financial loss of any person other than the Group Companies (at the face value of such bond or other item);
(d)any Taxes accrued or payable in respect of or by reference to any income, profits or gains earned, accrued or received, or deemed to be earned, accrued or received, or any event occurring, on or before Completion, except to the extent included within Working Capital;
(e)all liabilities arising from any transactions related to the assignment or securitisation of receivables for financing purposes to any third party, including all factoring agreements and similar agreements executed for the purpose of obtaining financing;
(f)all interest accrued on any or all of the borrowings detailed above;
(g)the marked to market effect (positive or negative) of all interest rate, foreign exchange and other derivative instruments, and any amounts payable on the termination of such arrangements if they are to be terminated on Completion;
(h)all finance or capital lease liabilities;
(i)any liability for the deferred purchase price of property, assets or services with respect to which any Group Company is liable;
(j)all outstanding fees (plus any VAT payable in respect of such fees, if applicable, and any related payroll taxes, national insurance, apprenticeship levies and any other social security contributions or Tax to the extent arising from such payment), payable by the Group Companies to any advisers engaged on behalf of the Vendors or any Group Company incurred in connection with or relating to the Transaction; and
(k)all bonuses, cash costs in respect of equity awards, severance and ex gratia payments granted before Completion and payable by any Group Company to the extent they arise

3

as a result of, or are made in connection with, the sale of shares or interests in the Company pursuant to this Agreement (including any related payroll taxes, national insurance contributions, apprenticeship levies and any other social security contributions or Tax payable by any Group Company), together with all interest, fees and penalties accrued thereon prior to the Completion Date, and any prepayment premiums or penalties payable in order to retire or extinguish any Debt at its redemption value at the Effective Time.
"Debt Excess" has the meaning set out in clause 5.3(b).
"Debt Shortfall" has the meaning set out in clause 5.2(b).
"Determination Date" means the date of agreement or determination of the Completion Accounts in accordance with Schedule 9 (Completion Accounts).
"Disclosed" means fairly disclosed by or in the Disclosed Documents in such a manner and with sufficient details as to enable a reasonable purchaser to make an informed assessment of, and to identify the nature, effect and scope of, the particular matters so disclosed and "Disclose" shall be construed accordingly.
"Disclosed Documents" means the Disclosure Letter, the information provided in the Data Room and the Completion Disclosure Letter (including the agreed form bundle of documents to the Disclosure Letter and/or the Completion Disclosure Letter (if any)).
"Disclosure Letter" means the letter of the same date as this Agreement in the agreed form from the Vendors to the Purchaser and delivered to the Purchaser's Solicitors immediately prior to the execution of this Agreement disclosing certain matters relating to certain of the Warranties.
"Dividend Consideration" has the meaning given to it in clause 4.5.
"Effective Time" means the time of 23.59 in Belgium.
"Employee Claim" means any valid claim against the Company by an employee of the Company and/or a Governmental Authority for performed and not paid overtime pay to the employees of the Company during the five year period up to Completion (or shorter statutory period pursuant to Applicable Law, where applicable).
"Encumbrance" means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, power of sale, charge, pledge, lien, assignment, hypothecation, security interest, title retention, or any other security agreement or arrangement, or any agreement, arrangement, commitment or obligation (including any conditional obligation) to create any of the foregoing.
"ESA Tender Process" means the tender process of the European Space Agency ("ESA") for a new contract entitled “Facilities Management Services at ESEC” in relation to the ESA ground satellite station in Redu, following the expiration of the M&O Agreement dated 1 July 2007 entered into with RSS, represented by SES Techcom S.A. and the Company in connection with the maintenance and operation services to ESA ground satellite station in Redu.
"Estimated Cash Amount" means the lesser of: (i) Vendors' bona fide and reasonable estimate of the amount of the Cash Balances at the Effective Time on the date of Completion, as set out in the Estimated Completion Statement; and (ii) €3,000,000.
"Estimated Completion Statement" has the meaning given to it in clause 4.4 (Consideration).
"Estimated Debt Amount" means the Vendors' bona fide and reasonable estimate of the amount of Debt at the Effective Time on the date of Completion, as set out in the Estimated Completion Statement.

4

"Estimated Working Capital Value" means the Vendors' bona fide and reasonable estimate of the amount of Working Capital Value at the Effective Time on the date of Completion, as set out in the Estimated Completion Statement.
“Estimated Working Capital Adjustment” means the amount by which the Estimated Working Capital Value is greater than the Target Working Capital Value (in which case the difference between the Estimated Working Capital Value and the Target Working Capital Value it will be added to the Initial Consideration for the purposes of clause 4.2) or by which it is less than the Target Working Capital Value (in which case the difference between the Estimated Working Capital Value and the Target Working Capital Value will be deducted from the Initial Consideration for the purposes of clause 4.2), as set out in the Estimated Completion Statement.
"Excess" has the meaning set out in clause 5.3.
"Exchange Rate" means with respect to a particular currency for a particular day the spot rate of exchange (the closing mid-point) for that currency into euro on such date as published in the London edition of the Financial Times first published thereafter or where no such rate is published in respect of that currency for such date at the rate quoted by National Westminster Bank plc as at the close of business in London on such date.
"Fundamental Warranties" means the warranties set out in clause 3.5 (Sale and purchase).
"Fundamental Warranty Claim" means a claim by the Purchaser against the Vendors (or any of them) for breach of any of the Fundamental Warranties.
“Governmental Authority” means the government of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, instrumentality, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government whether supranational, national, regional or local.
"Group Companies" or "Group" means the Company and any subsidiary of the Company (including those set out in Part 2 of Schedule 2 (The Group Companies), with ROS and RSS being a subsidiary for the purpose of this Agreement) and "Group Company" means any one of them.
"Group Recharge Claim" means any Tax Claim in respect of loss or Liability to Taxation to the extent arising in connection with the non-deductibility for corporate income tax purposes of amounts charged to the Company by Vendor Group Companies including as a result of the application of transfer pricing legislation concerning transactions or arrangements being otherwise than on arm's length terms.
"holding company" has the meaning set out in Section 1159, CA2006.
"ICAEW President" shall have the meaning given to it in sub clause 17.12(b)(ii)(A).
"Indemnity Claim" has the meaning given to it in Clause 9.1;
"Indemnity Defendant Claim" has the meaning given to it in Clause 9.2(b);
"Indemnity Recovery Claim" has the meaning given to it in Clause 9.2(c);
"Independent Expert" means an independent expert whose appointment and terms of reference are governed by clause 17.12.
"Initial Consideration" means €32,000,000.
"Intellectual Property" means all patents, trademarks or names whether or not registered or capable of registration, registered or unregistered designs, design rights, domain names,

5

copyrights, rights in software, database rights, the right to apply for and applications for any of the preceding items, together with the rights in inventions, processes, software, know how, trade or business secrets, confidential information or any process or other similar right or asset capable of protection enjoyed, owned, used or licensed by the Group in any jurisdiction worldwide.
“IT Systems” means all software, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, and computer systems, including any outsourced systems and processes that are owned or used by or for the Company in the conduct of the business.
"Leases" means all leases (including underleases) under which the Properties are held, particulars of which are set out in Schedule 3 (The Properties) and "Lease" means any one of them.
"Management Accounts" means the monthly QinetiQ Management Pack (“QMP”) comprising the unaudited balance sheet and profit and loss account of the Group for each of the periods January 2022 to July 2022 as provided at folder 1.18.2.4.3 of the Data Room.
“Material Contract” means any contract, transaction, obligation or arrangement of any Group Company either:
(a)calling for payments by any party thereto in excess of €100,000 in any one year, including, where a Group Company contracts on the basis of purchase orders, purchase order or series of purchase orders with a single party and/or its related parties the value of which, in aggregate, exceeds €100,000 in any one year;
(b)in place between any Group Company and a Vendor or an Affiliate of a Vendor; and/or
(c)in place between any Group Company and a Governmental Authority.
"Non-Tax Claim" means any Claim which is not a Tax Claim.
"Non-Tax Warranties" means the warranties set out in Schedule 4 (Non-Tax Warranties).
"notice" includes any notice, demand, consent or other communication.
"Pre-Completion Dividend(s)" means all dividends declared by the Company after the date of this Agreement but before Completion provided any such dividend(s) leave a Cash Balance of the Company of not less than €3,000,000 (for the purpose of this definition the Cash Balances is not at the Effective Time on the Completion Date, instead it is at the time and date such dividend is declared by the Company).
"Properties" means the leasehold properties particulars of which are set out in Schedule 3 (The Properties) and the "Property" means any one of them.
"Purchaser's Group" means the Purchaser and any holding company and any subsidiary and any subsidiary undertaking of the Purchaser or such companies from time to time and "Purchaser Group Company" means any one of them.
"Purchaser's Bank Account" means such bank account as the Purchaser may notify the Vendors’ Representative in writing from time to time.
"Purchaser's Solicitors" means Kirkland & Ellis International LLP of 30 St Mary Axe, London EC3A 8AF.
"QinetiQ Names and Marks" has the meaning given to it in clause 15.7 (Protection of goodwill).
"Redu Restructuring" means the ongoing restructuring of the Company’s joint venture with SES Techcom SA.

6

"Reference Balance Sheet" means the reference balance sheet in Part C of Schedule 9 (Reference balance sheet).
"Relevant Percentage" means the percentage set out opposite the name of the relevant Vendor in column (6) of Part 1 of Schedule 1 (The Vendors).
"Restricted Business" means the design and building of small satellites, on-board computers, space mechanisms including docking systems and scientific facilities and instruments for research in space as carried on by the Group in the Territory during the six month period prior to Completion.
"Restricted Period" means the period commencing on Completion and ending 36 months from Completion.
“Restructuring Plan” means the steps plan set out in folder 1.16.4.1. of the Data Room for the implementation of the Redu Restructuring.
"ROS" means Redu Operations Services SA as more particularly described in Part 2 of Schedule 2 (The Group Companies).
"RSS" means Redu Space Services SA as more particularly described in Part 2 of Schedule 2 (The Group Companies).
"Schemes" has the meaning given to it in paragraph 25.1 of Schedule 4 (Non-Tax Warranties).
"Senior Employee" means any person who is or was during the 12-month period prior to Completion employed by any Group Company in a senior managerial, sales, marketing, senior customer advisory or senior customer facing capacity or who was a consultant to or a director of any Group Company or any person who was so employed or retained by any Group Company in each case whose fees and/or emoluments exceed €50,000 per annum at Completion.
"Shares" means the 871 issued fully paid up ordinary shares without designation of nominal value in the capital of the Company, comprising the whole of the issued share capital of the Company at Completion and held by the Vendors in the proportions set out in Part 1 of Schedule 1 (The Vendors).
"Shortfall" has the meaning set out in clause 5.2.
"subordinate legislation" has the meaning set out in Section 21(1), Interpretation Act 1978.
"subsidiary" has the meaning set out in Section 1159, CA2006.
"subsidiary undertaking" has the meaning set out in Section 1162, CA2006.
"Supplementary Pension Scheme(s)" means old-age, survivors' and invalidity pensions granted under supplementary social security schemes as implemented by the Company, being AG and NN.
"Surviving Provisions" means the provisions of clause 1 (Definitions and interpretation), clause 17 (General) (save for clauses 17.5 (Effect of Completion) and 17.8 (Further assurance), clause 18 (Announcements), clause 19 (Costs and expenses), clause 20 (Payments), clause 21 (Notices), clause 22 (Governing law and jurisdiction) and paragraphs 3.4 to 3.8 of Schedule 6 (Tax Schedule)).
"Target Working Capital Value" means negative/minus €5,204,188.
"Tax" or "Taxation" has the meaning given to it in the Tax Schedule.
“Tax Authority” has the meaning given to it in the Tax Schedule.

7

"Tax Claim" has the meaning given to it in the Tax Schedule.
"Tax Covenant" means the covenant given by the Vendors under paragraph 3.1 of the Tax Schedule.
"Tax Schedule" means the provisions of Schedule 6 (Tax Schedule).
"Tax Warranties" means the warranties set out in part 2 of the Tax Schedule and "Tax Warranty" means any one of them.
"Territory" means the European Union.
"TPaola Project" means the performance of the space instrument projects in accordance with the terms of the contracts at 1.23.13, 1.23.14, 1.23.15 and 1.23.16 of the Data Room.
“Transaction Documents” means this Agreement and any other document referred to in this Agreement as being in the agreed form including, for the avoidance of doubt, the Disclosure Letter (each such document being a "Transaction Document").
“Transfer Instruments” means the instruments transferring the Shares from the Vendors to the Purchaser.
“Trapped Cash” means any cash and cash equivalents held by the Group Companies which may not be lawfully used in the short term by a Group Company to service indebtedness (if any) incurred at Completion by the Purchaser or any Group Company.
"TUPE" means the "transfer of undertaking" in line with the Council Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the Member States relating to the safeguarding of employees' rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses, as implemented in Belgian law by Collective Bargaining Agreement 32bis.
“VAT” has the meaning given to it in the Tax Schedule.
"Vendors' Accountants" means Ernst & Young LLP.
"Vendor Associate" has the meaning given to it in the Tax Schedule.
"Vendor Employee" means any person who at the date of this Agreement is employed by any Vendor Group Company and had contact with the Purchaser or any Group Company during the 12-month period prior to Completion.
"Vendors' Bank Account" means the bank account as the Vendors’ Representative may notify the Purchaser in writing from time to time.
"Vendor Group Companies" or "Vendor's Group" means in relation to each Vendor, the Vendor and any subsidiary of that Vendor from time to time, excluding the Group Companies and "Vendor Group Company" means any one of them.
"Vendors’ Representative" means QinetiQ Limited.
"Vendors' Solicitors" means Osborne Clarke LLP of 2 Temple Back East, Temple Quay, Bristol BS1 6EG.
"Warranties" means the Non-Tax Warranties and the Tax Warranties, and "Warranty" means any one of them.
"Warranty Claim" means a claim by the Purchaser against the Vendors for breach of clauses 8.1 or 8.2 or any of the Warranties.

8

"Working Capital Value Excess" has the meaning set out in clause 5.3(a).
"Working Capital Value Shortfall " has the meaning set out in Clause 5.2(a).
"Working Capital Value" means the aggregate amount of current assets less the aggregate of amount of current liabilities of the Group Companies (excluding, for the avoidance of doubt, the Cash Balances (if any), Debt (if any)) of the Group at the Effective Time on the date of Completion, subject to the requirements set out in Part B of Schedule 9 (Completion Accounts).
"W&I Costs" means the aggregate amount payable in respect of the W&I Policy, including the insurance premium, brokerage costs, underwriting costs and insurance premium tax.
"W&I Insurer" means the insurer for the W&I Policy being American International Group UK Limited.
"W&I Policy" means the warranty and indemnity insurance policy concerning the Transaction issued by the W&I Insurer in favour of the Purchaser.
1.2In this Agreement:
(a)words in the singular include the plural and vice versa and words in one gender include any other gender;
(b)a reference to a statute or statutory provision includes:
(i)any subordinate legislation;
(ii)any repealed statute or statutory provision which it re-enacts (with or without modification); and
(iii)any statute, statutory provision or subordinate legislation which modifies, consolidates, re-enacts or supersedes it, whether such subordinate legislation, re-enactment, statute or statutory provision comes into force before, on or after the date of this Agreement, except to the extent that such subordinate legislation, re-enactment, statute or statutory provision comes into force after the date of this Agreement and would impose any new or extended obligation, liability or restriction on or otherwise adversely affect the rights of any Party;
(c)a reference to:
(i)a "Party" means each person as set out at the head of page 1, a reference to "parties" means all of the parties to this Agreement and, upon any succession or permitted assignment, a reference to any Party shall be deemed to include a reference to that Party's successors in title or permitted assigns;
(ii)a "person" includes any individual, firm, corporation, body corporate, association or partnership, trust, unincorporated organisation, employee representative body, government or state or agency or department thereof, executors, administrators or successors in title (whether or not having a separate legal personality);
(iii)clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;
(iv)any provision of this Agreement is to that provision as amended in accordance with the terms of this Agreement;

9

(v)any document being "in the agreed form" means in a form which has been agreed by the parties on or before the date of this Agreement and for identification purposes initialled by them or on their behalf by their solicitors;
(vi)"writing" shall not, for the avoidance of doubt, include e-mail or any other communication in electronic form, and "written" shall be construed accordingly;
(vii)any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, legal concept, state of affairs or thing or references to any English body, organisation, court or official shall in each case in respect of any jurisdiction other than England or any body corporate incorporated in any such jurisdiction, be deemed to refer to and include that which most approximates in that jurisdiction to the English legal term, body, organisation, court or official;
(viii)any reference to any English statute, statutory provision or EU derived law applicable in England shall in each case in respect of any jurisdiction other than England or a body corporate incorporated in any such jurisdiction, be deemed to include a reference to all Applicable Law relating to the same subject matter as that English statute, statutory provision or EU derived law;
(ix)references to times of the day are to local time in the relevant jurisdiction unless otherwise stated;
(d)save as expressly defined or otherwise set out in clause 1.1 (Definitions and interpretation) or this clause 1.2 (Definitions and interpretation) or in any other provision of this Agreement, words and expressions which are defined in the CA2006 shall have the meaning attributed to them in the CA2006 when used in this Agreement;
(e)"sterling" and the sign "£" means pounds sterling in the lawful currency of the United Kingdom;
(f)"euro" and the sign "€" means euros in the single currency of the participating member states of the European Union in the Eurozone;
(g)the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;
(h)general words shall not be given a restrictive meaning:
(i)if they are introduced by the word "other" or "including" or similar words by reason of the fact that they are preceded by words indicating a particular class of act, matter or thing; or
(ii)by reason of the fact that they are followed by particular examples intended to be embraced by those general words;
(i)where any liability or obligation is undertaken by both Vendors, the liability or obligations of each of them shall be several and their respective liability shall be limited to their Relevant Percentages;
(j)for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), CA2006, shares registered in the name of a person (or its nominee) by way of security or in connection with the taking of security shall be treated as held by the person providing the security and shares held by a person as nominee for another shall be treated as held by the other;
(k)references in any Warranty to any monetary sum expressed in a euro amount shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to

10

be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate as at the date on which the relevant Warranty was given;
(l)where it is necessary to determine whether a monetary limit or threshold set out in clause 12.2 (Purchaser's remedies) has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than euro, the value of each such claim shall be translated into euro at the Exchange Rate on the date of receipt by the Vendors of written notification from the Purchaser in accordance with clause 12.2 (Purchaser's remedies) of the existence of such claim; and
(m)where any provision is qualified or phrased by reference to the ordinary course of business, such reference shall be construed as meaning the customary course of trading for the business of the Group in the country concerned.
1.3Unless otherwise expressly provided, the expression "procure" where used in the context of a Vendor exercising its rights to effect an action or omission by a Group Company, means undertaking to use all reasonable endeavours to exercise (i) its voting rights and to use any and all other powers vested in it from time to time as a holder of any of the Shares and (ii) any consent rights it or any of its Affiliates may have pursuant to the constitutional documents (including any applicable shareholders' agreement) of each Group Company, in each case to ensure compliance with its obligations in so far as it is legally able to do so.
2.Exchange
2.1On exchange of this Agreement (when each of the Parties shall execute this Agreement):
(a)the Vendors shall:
(i)deliver to the Purchaser:
(A)the Disclosure Letter duly signed by the Vendors; and
(B)a copy of the minutes of the meeting(s) of the board of directors of each Vendor authorising the execution by it of this Agreement and those documents referred to as being in the agreed form; and
(ii)confirm in writing that no documentation has been uploaded to the Data Room following 22.15 (Belgian time) on 1 October 2022 shall deliver 3 copies in USB format of the contents of the Data Room as it was populated as at such time along with a confirmation from Intralinks that the documentation copied onto such USB formats is a copy of the Data Room at 22.15 (Belgian time) on 1 October 2022, and deliver the same to the Purchaser’s Solicitors no later than five Business Days following the date of this Agreement; and
(b)the Purchaser shall provide to the Vendors:
(i)a true copy of the subrogation provisions as contained in the W&I Policy;
(ii)the Disclosure Letter duly signed by the Purchaser; and
(iii)a copy of the minutes of the meeting of the board of directors of the Purchaser and the general partner of the Guarantor, in each case authorising the execution by it of this Agreement and (where applicable) those documents referred to as being in the agreed form.

11

3.Sale and purchase
3.1Subject to the provisions of this Agreement, the Vendors shall sell, and the Purchaser shall purchase, the Shares with effect from Completion.
3.2The Shares shall be sold with the benefit of all rights attaching to or accruing to them as at the date of Completion including all dividends or other distributions declared, paid or made by the Company on or after the date of Completion but excluding any Pre-Completion Dividend(s), which (for the avoidance of doubt) will (to the extent unpaid before Completion) remain a debt owed by the Company to the Vendors.
3.3The Purchaser shall not be obliged to complete the purchase of the Shares unless the sale and purchase of all the Shares is completed simultaneously.
3.4Each Vendor hereby irrevocably and unconditionally waives any and all of the rights in respect of the Shares that it may have or enjoy, whether conferred by the Company’s articles of association or otherwise, including:
(a)any rights of redemption, pre-emption, first refusal or transfer;
(b)save for any Pre-Completion Dividend(s), any rights relating to any distribution (including dividends) receivable for or on any Shares; and
(c)any rights to acquire any Shares.
3.5Each of the Vendors severally warrants to the Purchaser, both at the date of this Agreement and again at Completion, in respect of themselves only and the Shares set out opposite that Vendor's name in Part 1 of Schedule 1 (The Vendors) that:
(a)the Shares set out opposite that Vendor's name in Part 1 of Schedule 1 (The Vendors) are fully paid up (or credited as fully paid);
(b)the Vendor is the sole legal and beneficial owner of such Shares and that it has and shall have pursuant to this Agreement the right to transfer the legal and beneficial title to such Shares on the terms of this Agreement and without the consent of any third party and that they are transferred free from any Encumbrance;
(c)it is:
(i)incorporated and validly subsisting under the laws of England & Wales and is licensed or qualified to do business under the laws of England and Wales; and
(ii)not insolvent and no petition in respect of its winding up has been presented;
(d)it has the full power and authority to enter into and perform this Agreement and each of the documents to be executed by it and delivered pursuant to this Agreement, each of which shall constitute valid and binding obligations on it; and
(e)the execution, delivery and performance by it of this Agreement shall not result in:
(i)a breach of any provision of its articles of association;
(ii)a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which it is otherwise bound; or
(iii)a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is subject or by which it is bound.
3.6The Purchaser warrants to the Vendors both at the date of this Agreement and again at Completion that:

12

(a)it is:
(i)incorporated and validly subsisting under the laws of Delaware and is licensed or qualified to do business under the laws of Delaware; and
(ii)not insolvent and no petition in respect of its winding up has been presented;
(b)it has the full power and authority to enter into and perform this Agreement and each of the documents to be executed by it and delivered pursuant to this Agreement, each of which shall constitute valid and binding obligations on it; and
(c)the execution, delivery and performance by it of this Agreement shall not result in:
(i)a breach of any provision of its articles of association;
(ii)a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which it is otherwise bound; or
(iii)a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is subject or by which it is bound.
4.Consideration
4.1The Consideration is the Initial Consideration as is adjusted in accordance with this clause 4 (Consideration) and clause 5 (Post Completion Adjustment) and the Dividend Consideration (if any).
4.2At Completion, the Initial Consideration shall be:
(a)increased by the Estimated Cash Amount;
(b)decreased by the Estimated Debt Amount; and
(c)either increased or decreased by the Estimated Working Capital Adjustment (provided that if the Estimated Working Capital Value is equal to the Target Working Capital Value then there will be no adjustment to the Initial Consideration under this clause 4.2(c)), such amount being the "Completion Consideration", to be satisfied by the payment by the Purchaser of such sum on Completion in accordance with clause 7 (Completion).
4.3The Consideration (as such may be adjusted pursuant to this terms of this Agreement) shall be apportioned between the Vendors in accordance with Part 1 of Schedule 1 (The Vendors).
4.4At least five Business Days prior to Completion, the Vendors shall deliver to the Purchaser a statement (the “Estimated Completion Statement”) of:
(a)the Estimated Cash Amount;
(b)the Estimated Debt Amount;
(c)the Estimated Working Capital Value; and
(d)the Estimated Working Capital Adjustment,
each calculated on a consistent basis with the requirements of Part B of Schedule 9 (Completion Accounts), together with the underlying calculations used in order to determine these amounts and shall promptly provide the Purchaser with reasonable explanations to questions raised by the Purchaser.

13

4.5If RSS legally declares a dividend before Completion but it is not received by the Company before Completion, the Purchaser shall pay to the Vendors in cash an amount equal to the dividend received by the Company (the "Dividend Consideration") within 10 Business Days of such receipt. The Dividend Consideration shall be apportioned between the Vendors in their Relevant Percentages.
5.Post Completion Adjustment
5.1After Completion:
(a)the Purchaser shall prepare the Draft Completion Accounts in accordance with Schedule 9 (Completion Accounts); and
(b)the Completion Accounts shall be agreed by the parties or determined in accordance with Schedule 9 (Completion Accounts).
5.2If, following agreement or determination of the Completion Accounts in accordance with Schedule 9 (Completion Accounts):
(a)the Working Capital Value shall be less than the Estimated Working Capital Value, then the amount by which the Working Capital Value is less than the Estimated Working Capital Value shall be the "Working Capital Value Shortfall"; and/or
(b)the Debt exceeds the Estimated Debt Amount, then the amount by which the Debt exceeds the Estimated Debt Amount shall be the "Debt Shortfall"; and/or
(c)the Cash Balances are less than the Estimated Cash Amount, then the amount by which the Cash Balances are less than the Estimated Cash Amount shall be the "Cash Shortfall", then the aggregate amount of any Working Capital Value Shortfall, Debt Shortfall and Cash Shortfall shall be the "Shortfall".
5.3If, following agreement or determination of the Completion Accounts in accordance with Schedule 9 (Completion Accounts):
(a)the Working Capital Value exceeds the Estimated Working Capital Value, then the amount by which the Working Capital Value exceeds the Estimated Working Capital Value shall be the "Working Capital Value Excess"; and/or
(b)the Debt is less than the Estimated Debt Amount, then the amount by which the Debt is less than the Estimated Debt Amount shall be the "Debt Excess"; and/or
(c)the Cash Balances exceed the Estimated Cash Amount, then the amount by which the Cash Balances exceed the Estimated Cash Amount shall be the "Cash Excess"; and/or then the aggregate amount of any Working Capital Value Excess, Debt Excess and any Cash Excess shall be the "Excess".
5.4If:
(a)the Shortfall exceeds the Excess, then the Consideration shall be treated as reduced by the amount by which the Shortfall exceeds the Excess ("the Consideration Reduction") and such reduction in the Consideration shall be paid by the Vendors to the Purchaser in cash in an amount equal to the Consideration Reduction within 10 Business Days of the Determination Date. Such payment shall be treated as a reduction of the Consideration and shall be due from the Vendors in their Relevant Percentages;

14

(b)the Shortfall is equal to the Excess, then there will be no adjustment to the Consideration; or
(c)the Shortfall is less than the Excess, then the Consideration shall be treated as increased by the amount by which the Shortfall is less than the Excess ("the Consideration Increase") and such additional Consideration shall be paid by the Purchaser to the Vendors in cash in an amount equal to the Consideration Increase within 10 Business Days of the Determination Date. Such additional Consideration shall be apportioned between the Vendors in their Relevant Percentages.
6.Pre Completion obligations
6.1The Vendors shall procure that, between the date of this Agreement and Completion, that each Group Company carries on its business as a going concern in the ordinary and usual course of business as carried on in the 12 months prior to the date of this Agreement, save in so far as agreed in writing by the Purchaser. In particular (but without prejudice to the generality of the obligation imposed by the preceding sentence), the Vendors shall comply, and shall procure that each Group Company shall comply, with the provisions of Schedule 8 (Pre Completion obligations).
6.2Each of the Vendors shall, and shall procure that each of the relevant Group Companies shall, as soon as practicable following the date of this Agreement, and in any event prior to Completion, provide the Purchaser with true and complete copies of any and all additional documents entered into following the date of this Agreement in connection with the Redu Restructuring, provided that any steps in respect of the Redu Restructuring which are not in compliance with or contemplated by the terms of the Restructuring Plan will require the prior written consent of the Purchaser before any such action is taken by the Vendors or the relevant Group Company in accordance with the terms of Schedule 8 (Pre Completion Obligations).
6.3Each of the Vendors shall, and shall procure that each of the relevant Group Companies shall, as soon as practicable following the date of this Agreement, and in any event prior to Completion, provide the Purchaser with true and complete copies of any and all additional documents entered into or to be submitted in connection with the ESA Tender Process, provided that any submissions to ESA in respect of the ESA Tender Process or arrangements with potential subcontractors will require the prior written consent of the Purchaser before any such action is taken by the Vendors or the relevant Group Company.
6.4Subject to Applicable Law and any applicable contractual confidentiality obligations to which the relevant Vendor or Group Company is subject, in the period from the date of this Agreement to (and including) the Completion Date, each of the Vendors shall, and shall procure that the Group Companies shall, allow the Purchaser and its agents, advisors and representatives, upon reasonable written notice, reasonable access to:
(a)the directors of the Group, to prepare for the on-boarding and integration planning of the Group into the Purchaser’s Group; and
(b)senior employees and the premises of the Group and/or the Books and Records of or relating in whole or in part to the Group (including allowing the Purchaser to take copies of such Books and Records at its own cost where permitted to do so by Applicable Law), to the extent reasonably required in connection with any of the following:
(i)a requirement of any Governmental Authority and/or any Tax Authority;
(ii)any actual or potential transaction involving the Purchaser’s Group, including any financing, refinancing, sale, merger, disposal, investment in or listing of all or part of the Purchaser’s Group or its business or undertaking; and / or
(iii)for the purposes of Purchaser’s (and the Purchaser’s Group’s) debt and / or equity financing of the Transaction.

15

6.5Notwithstanding anything in this Agreement to the contrary it is agreed that in relation to the cooperation referred to in clause 6.4 neither the Vendors nor any Group Company shall be required to take any action that would:
(a)cause it or any of its directors, officers or employees to bear any out-of-pocket cost or expense (not otherwise subject to reimbursement) and/or
(b)interfere unreasonably with, or adversely affect, the operation or business of any of the Group Companies.
6.6On the date falling three Business Days prior to the Completion Date the Vendors shall deliver to the Purchaser’s Solicitors a copy of a reasonably advanced draft of the Completion Disclosure Letter.
6.7On the Completion Date the Vendors shall deliver to the Purchaser’s Solicitors a copy of the Completion Disclosure Letter duly executed by each of the Vendors.
6.8Each of QinetiQ Limited and the Purchaser hereby undertake to act reasonably and in good faith to negotiate a transitional services agreement as soon as practicable following the date of this Agreement and, in any case, prior to Completion in respect of certain services (if any) that may be requested by the Purchaser as are necessary for the Vendors' Group to provide the Group following Completion to ensure the continued operation of the business of the Group in the same manner as it has been conducted in the six month period prior to Completion.
6.9The Purchaser shall act reasonably and in good faith so as not to prevent or frustrate the:
(a)declaration of, or receipt by the Vendors of, any Pre-Completion Dividend(s); or
(b)declaration of, or receipt by the Company of, any dividend of RSS, in each case whether before or after their respective declaration.
7.Completion
7.1Completion of the sale and purchase of the Shares shall take place remotely on the Completion Date.
7.2At Completion, the Vendors shall perform their respective obligations under this Agreement, including, without limitation, those obligations set out in Schedule 7 (Completion obligations).
7.3When the Vendors have complied with the provisions of clause 7.2 (Completion), the Purchaser shall:
(a)deliver the Completion Disclosure Letter, duly signed by the Purchaser;
(b)pay the Completion Consideration to the relevant Vendors in accordance with clause 20 (Payments);
(c)the Purchaser or a duly authorised attorney of the Purchaser shall sign the Company's share register to accept the transfer of the Shares from the Vendor;
(d)hold, or procure to be held, a special shareholders' meeting of each of the Group Companies as follows:
(i)a general shareholders' meeting of each of the Group Companies for the purposes of (i) acknowledging the resignation of the relevant directors of each Group Company, (ii) granting interim discharge to the resigning directors and (iii) appointing the new directors of the Company and the other Group Companies. The Purchaser shall vote, or cause to be voted, at such special

16

shareholders' meetings in favour of a resolution granting interim discharge to the resigning directors; and
(ii)the Purchaser undertakes to vote, or cause to be voted, in favour of a resolution granting full and final discharge to the resigning directors at the first annual shareholders' meeting of RSS for the performance of their mandate between the start of the ongoing financial year and Completion. Notwithstanding the rights determined in this Agreement, the Purchaser covenants not to, and procures that the Group Companies shall not hold the resigning directors and former directors (or their permanent representatives) of the Group Companies liable for any loss or liability; and
(e)procure the new directors of the Group Companies to hold a board meeting in order to acknowledge the resignation of: (i) James Graham, Nicolas Anderson and Andrew Thorp from the board of the Company, and (ii) James Graham from the board of RSS and appoint Peter Cannito, Jonathan Baliff, Nathan O’Konek and Chris Edmunds as new managing directors, and withdraw existing powers and delegate new powers as deemed appropriate by the Purchaser.
7.4The Purchaser shall procure that within ten (10) Business Days after Completion, the registration of each Group Company in the Belgian UBO register is updated to reflect the changes in terms of ultimate beneficial owners pursuant to this Agreement. If the Purchaser does not complete such updates within ten (10) Business Days after Completion, without prejudice to Vendors' right to claim damages for such contractual breach, the Purchaser hereby grants an irrevocable power of attorney to the Vendors and the Vendors’ Solicitors (and will perform any and all action and sign any and all documents/forms/notices required to implement and give effect to such power of attorney) to execute such updates in its name and on its behalf.
7.5If any of the requirements of clauses 7.1 or 7.3 (Completion) are not complied with on the date set for Completion under clause 7.1 (Completion) then the Purchaser, in the case of non-compliance by any Vendor, or the Vendors in the case of non-compliance by the Purchaser, shall be entitled by written notice to the other Parties to either:
(a)defer Completion with respect to some or all of the Shares to a date not more than ten (10) Business Days after that date (in which case the provisions of this clause shall also apply to Completion as so deferred); or
(b)to proceed to complete the sale and purchase of the Shares, which shall be without prejudice to any accrued rights or liabilities of either Party under this Agreement.
7.6In the event that the Purchaser or the Vendors (as relevant) has elected to defer Completion in accordance with clause 7.5(a) (Completion), and the non-compliance has not been remedied by the defaulting Party by the tenth Business Day following notification of such deferred Completion, the Purchaser or the Vendors (as the non-defaulting Party) shall be entitled to terminate this Agreement with immediate effect, except that the Surviving Provisions and any rights or liabilities in respect of the Surviving Provisions shall continue in full force and effect.
7.7Where Completion is deferred in accordance with clause 7.5(a), the provisions of this clause 7 shall apply to Completion so deferred.
8.Warranties
8.1The Vendors severally warrant to the Purchaser that, each Warranty is true, accurate and not misleading at the date of this Agreement and again at Completion.
8.2Each Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties.

17

8.3Each of the Warranties is a separate and independent Warranty and shall not be limited by reference to any other Warranty or anything in this Agreement (save to the extent provided to the contrary in Schedule 5 (Limitations on liability) or part 4 of Schedule 6 (Tax Schedule)).
8.4Unless the context otherwise permits or requires, each of the Warranties given by or relating to the Company shall be deemed to be given by or relate to all Group Companies (or each or any of them as the context requires) and any reference to the Company in a Warranty shall be deemed to be a reference to all Group Companies (or each or any of them as the context requires).
8.5Where a Business Warranty or a Tax Warranty is qualified by the knowledge, information, belief or awareness of the Vendors, such Warranty shall be qualified by the actual knowledge of the Vendors as at the date of this Agreement (in respect of each Warranty given by the Vendors as at the date of this Agreement) and at the Completion Date, in each case having made reasonable enquiries of James Graham, Grant Minnican, Nigel Major, Catarina Pereira-Santos, Erik Masure, Frank Preud'homme, Jo Bermyn and Dirk Claessens. For the avoidance of doubt, no Fundamental Warranty shall be capable of being qualified by awareness.
9.Indemnities
9.1With effect from Completion and subject to the Purchaser complying with the provisions of this clause 9, the Vendors, severally and proportionately agree to indemnify the Purchaser against, and to pay to the Purchaser an amount equal to, all direct losses, claims, demands, reasonably and properly incurred third party expenses and costs (excluding any recoverable VAT) that the Purchaser and/or any Purchaser Group Company may incur or suffer at any time or from time to time (including all payments, legal and other costs and expenses, in each case to the extent reasonably and properly incurred, and payable to third parties), to the extent arising directly as a result of an Employee Claim (the “Indemnity Claim”).
9.2The Purchaser shall promptly give written notice to the Vendors’ Representative containing details of:
(a)anything which indicates that the Purchaser (or any member of the Purchaser’s Group) has or is reasonably likely to have an Indemnity Claim;
(b)any claim, action or demand by a third party made against any member of the Purchaser’s Group which has given, or is reasonably likely to give, rise to an Indemnity Claim (“Indemnity Defendant Claim”); or
(c)any right which any member of the Purchaser’s Group has, or becomes entitled to, (whether under any insurance policy or otherwise) to recover from any third party any sum in relation to any fact, matter, event or circumstance that has given, or is reasonably likely to give, rise to an Indemnity Claim (“Indemnity Recovery Claim”).
9.3In relation to any Indemnity Defendant Claim or Indemnity Recovery Claim (except in each case to the extent that it is in respect of Tax):
(a)the Vendors’ Representative may, by notice in writing to the Purchaser, elect to take conduct of that Indemnity Defendant Claim or Indemnity Recovery Claim, including the right, with the prior consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), to settle that Indemnity Defendant Claim or Indemnity Recovery Claim;
(b)the Purchaser shall not and will procure that no Purchaser Group Company shall, make any admission of liability, agreement, settlement or compromise in relation to an Indemnity Defendant Claim or Indemnity Recovery Claim, without the prior written consent of the Vendors’ Representative (such consent not to be unreasonably withheld, conditioned or delayed);

18

(c)the Purchaser shall without undue delay notify the Vendors’ Representative of any information or correspondence coming into its possession or into the possession of the Company (or its respective advisers) in respect of that Indemnity Defendant Claim or Indemnity Recovery Claim;
(d)the Vendors’ Representative shall, if it elects to take conduct pursuant to clause 9.3(a), from time to time keep the Purchaser reasonably informed of the conduct of that Indemnity Defendant Claim or Indemnity Recovery Claim, including notification of the terms of any proposed resolution of the same;
(e)the Purchaser shall and will procure that the relevant Purchaser Group Company shall, at Vendors’ cost, during normal business hours give, or cause to be given, to the Vendors all such assistance as the Vendors may reasonably require for the conduct of that Indemnity Defendant Claim or Indemnity Recovery Claim, including instructing, at no cost to the Purchaser or its Group, such solicitors or other professional advisers as the Vendors may nominate to act on behalf of the Purchaser and/or the Company, as the case may be (but in accordance with the sole instructions of the Vendors’ Representative); and
(f)the Purchaser shall and will procure that the relevant Purchaser Group Company shall, at the Vendors’ cost, during normal business hours give to the Vendors (or its agents), on reasonable written notice, reasonable access to any such papers, records, personnel and premises of the Purchaser and/or the relevant Purchaser Group Company as may be reasonably requested by the Vendors’ Representative (or its agents) as being necessary to the conduct of any part of that Indemnity Defendant Claim or Indemnity Recovery Claim, provided that nothing in this clause 9.3 shall oblige the Purchaser to: (a) provide or allow access to any documents, records, correspondence, accounts or other information that are legally privileged in relation to any possible or actual Indemnity Claim; or (b) take any action which, in the reasonable opinion of the Purchaser, will have a material and demonstrable adverse impact on the legitimate business interests of any member of the Purchaser’s Group.
9.4Failure by the Purchaser to comply with its obligations in clause 9.3 in relation to an Indemnity Claim shall not relieve Vendors from their liability in respect of such Indemnity Claim, save to the extent that the liability of the Vendors is increased as a result of such failure, and then only by the amount of such increase.
9.5The Vendors shall not be liable for any Indemnity Claim to the extent that the matter or thing giving rise to such Indemnity Claim (including, if relevant, an Indemnity Defendant Claim) is specifically provided for in the Completion Accounts.
9.6In respect of any Indemnity Claim, the Purchaser shall not and shall procure that no Purchaser Group Company (including, following Completion, the Company) shall intentionally and/or deliberately take any action or deliberately fail to take any action that may reasonably give rise to an event that would cause an Indemnity Claim, including (but not limited to) notifying or informing any current or former employee of the Company and/or any Governmental Authority of the potential to threaten or commence an Employee Claim. For the avoidance of doubt, the requirement for this Agreement to be publically filed under Applicable Law shall not be deemed to be a breach of this Clause 9.6.
9.7The Purchaser shall, and shall procure that the Purchaser's Group (including, following Completion, the Company) shall, use its reasonable endeavours to mitigate the extent of the losses, claims and demands it may suffer that may give rise to an Indemnity Claim provided that it shall not be required to take any action which would reasonably be considered to be materially detrimental to the commercial reputation and/or business of the Purchaser's Group.
9.8The aggregate liability of the Vendors in respect of all Indemnity Claims shall not exceed €500,000.

19

9.9The Vendors shall not be liable for an Indemnity Claim unless notification of such Indemnity Claim pursuant to clause 9.2 has been deemed served on the Vendors' Representative not later than 36 months from Completion.
9.10The liability of the Vendors in respect of an Indemnity Claim shall absolutely terminate (if that Indemnity Claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of that Indemnity Claim have not been initiated or commenced within six months after the date such Indemnity Claim was duly notified to the Vendors’ Representative pursuant to clauses 9.2 and 9.8 above (save in respect of a claim in respect of a contingent, future or unascertainable liability, in which case such six month period shall commence on the date that the liability becomes an actual liability or to the extent that the claim relates to Tax).
10.Waiver of claims
10.1Each Vendor undertakes to the Purchaser and each Group Company that (save in the case of fraud, fraudulent misrepresentation) it:
(a)has no rights against (and irrevocably waives any rights (whether past or present, whether known or unknown) it may have against); and
(b)shall not make any claim against (and irrevocably waives any claim (whether past or present, whether known or unknown) it may have against), any Group Company or any of their directors, officers, employees, agents, advisers or other representatives, in connection with (i) the transactions contemplated by the Transaction Documents; and/or (ii) any other action or omission in respect of the Group prior to Completion.
10.2Any Group Company may enforce the terms of clause 10.1 under the Contracts (Rights of Third Parties) Act 1999.
11.Tax Covenant
The Vendors covenant to the Purchaser in the terms of the Tax Covenant.
12.Purchaser's remedies
12.1The rights and remedies of the Purchaser in respect of any breach of the Warranties or of any other provision of this Agreement shall not be affected by Completion.
12.2Any amount paid by the Vendors to the Purchaser (or by the Purchaser to the Vendors) in respect of any of the provisions of this Agreement shall be treated as paid to the Purchaser by way of a pro rata adjustment to the Consideration (as such may be adjusted pursuant to clause 5 (Post Completion Adjustment).
13.Limitations on liability
The liability of the Vendors in respect of claims under this Agreement shall be limited as provided in Schedule 5 (Limitations on liability) and part 4 of Schedule 6 (Tax Schedule) but provided always that notwithstanding any other provision in this Agreement, the provisions of this clause 13 (Limitations on liability) and Schedule 5 (Limitations on liability) and part 4 of Schedule 6 (Tax Schedule) shall not apply to any claim made against any Vendor to the extent that the claim is the consequence of or is increased as a consequence of any fraud or fraudulent misrepresentation on the part of that Vendor.
14.Post Completion
14.1For a period of five years following Completion, each Party will cooperate with all reasonable written access and all reasonable written assistance requests from either the Purchaser, a member of the Purchaser's Group, any of the Vendors (as applicable) or any member of the Vendors' Group to information relating to the activities and operations of the Company and the

20

Group for the purposes of complying with any reporting or filing obligations relating to Tax, accounting, regulatory or compliance matters or in order to negotiate, refute, settle compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the Company or the Group.

14.2For a period of six years after Completion, the Vendors shall maintain and provide, on reasonable request copies to the Purchaser of any Books and Records proprietary to the Vendors which relate to the business carried on by the Group as at Completion.
14.3For a period of six years after Completion, the Vendors shall procure that the Company will have continued access to pre-closing portfolio occurrence insurance policies of the Group Companies, as are in place as at the date of Completion, to report pre-closing claims under such policies.
15.Protection of goodwill
15.1To assure to the Purchaser the full benefit of the business and goodwill of the Group, each Vendor severally undertakes on its own behalf that it shall not directly or indirectly (whether as principal, shareholder, partner, employee, agent or otherwise), whether on its or their own account or in conjunction with or on behalf of any other person, do any of the following things:
(a)during the Restricted Period carry on or be engaged, concerned or interested in (except as the holder of shares in a company whose shares are listed on a recognised investment exchange or overseas investment exchange (as such terms are defined in Sections 285 and 313, Financial Services and Markets Act 2000) which confer not more than 3% of the votes which could normally be cast at a general meeting of that company), any business of any Group Company which competes with any part of the Restricted Business within the Territory; or
(b)during the Restricted Period canvass or solicit or seek to entice away the custom of any Client for the purposes of providing Restricted Business within the Territory; or
(c)during the Restricted Period accept orders for the provision of Restricted Business within the Territory in respect of any Client; or
(d)during the Restricted Period endeavour to entice away, hire, engage, employ from any Group Company or encourage to terminate his employment with any Group Company (whether or not such termination would be a breach of his contract of employment) any Senior Employee.
15.2The Purchaser undertakes on its own behalf that it shall not, and it shall procure that no Group Company nor any Purchaser Group Company shall, directly or indirectly (whether as principal, shareholder, partner, employee, agent or otherwise), whether on its or their own account or in conjunction with or on behalf of any other person, during the Restricted Period endeavour to entice away from any Vendor Group Company or encourage to terminate his employment with any Vendor Group Company (whether or not such termination would be a breach of his contract of employment) any Vendor Employee.
15.3Each undertaking contained in this clause 15 (Protection of goodwill) shall be construed as a separate and independent undertaking and, while the restrictions set out in this clause are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions shall, either taken by itself or themselves together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Purchaser's legitimate interests (as applicable) or the Vendors' legitimate interested (as applicable) but would be adjudged reasonable if any particular restriction or restrictions were deleted or any part or parts of the wording thereof were deleted, restricted or limited in any particular manner (including without limitation any reduction in their duration or geographical scope) then the said restrictions shall apply with such deletions, restrictions or limitation as the case may be.

21

15.4Each of the Vendors agree that, having regard to the facts and matters set out above and having taken professional advice, the restrictions contained in this clause 15 (Protection of goodwill) are reasonable and necessary for the protection of the legitimate business interests of the Purchaser.
15.5The Purchaser agrees that, having regard to the facts and matters set out above and having taken professional advice, the restrictions contained in clause 15.2 (Protection of goodwill) are reasonable and necessary for the protection of the legitimate business interests of the Vendors.
15.6Nothing in this clause 15 (Protection of goodwill) shall prevent or restrict the Vendors' Group from its involvement with the TPaola Project in accordance with the terms of the applicable contractual agreements in the Data Room (as set out in the definition of the TPaola Project).
15.7Within four months after Completion, the Purchaser shall procure that no Group Company uses or displays in any manner whatsoever on any Group Company's digital assets (including websites, e-mail addresses or domain names or any new materials, documents or promotional materials) any name, mark, trade or service name or logo used or held on Completion by any member of the Vendor's Group ("QinetiQ Names and Marks") or any name, mark, trade or service name or logo which is similar to, or is likely to be confused or associated with any QinetiQ Names and Marks.
15.8From Completion, the Purchaser shall procure that no Group Company represents that the Vendor or any other member of the Vendor's Group retains any connection with the Group Companies (except that they may make accurate statements in relation to the historical affiliation of the Group Companies to the Vendor’s Group).
15.9Subject to clause 15.5, within six months after Completion, the Purchaser shall procure that no Group Company uses or displays in any manner whatsoever on any Group Company's physical assets (including existing materials, stationery, documents, signs or business cards) any QinetiQ Names and Marks or any name, mark, trade or service name or logo which is similar to, or is likely to be confused or associated with any QinetiQ Names and Marks.
15.10Notwithstanding clauses 15.5 and 15.9, each of the Vendors hereby acknowledges and agrees that neither the Purchaser nor any of the Group Companies shall be obliged to remove or destroy any QinetiQ Names and Marks:
(a)from any executed or archived policies, agreements or terms and conditions, or copies thereof, in existence prior to the Completion Date;
(b)from any internal or non-client-facing documents in existence prior to the Completion Date that are used for internal purposes only;
(c)from any other assets and/or materials owned or used by, or on behalf of the Group Companies (including any business stationary, displays or marketing materials), in existence prior to the Completion Date and which the Group Companies no longer have control or possession of at the Completion Date (including where a request has been made to a third party for such removal or obliteration and such request has not been actioned);
(d)where such use is trivial or incidental, or where removal or obliteration of the relevant QinetiQ Names and Marks is impracticable and/or disproportionate.
15.11The Purchaser agrees that neither it nor any Group Company:
(a)has any rights in or to the QinetiQ Names and Marks; and
(b)shall expressly or intentionally, do business as or represent themselves as any member of the Vendor's Group or any person connected with the Vendor's Group.

22

15.12As soon as reasonably practicable following Completion (and in any event within 15 Business Days thereof), the Purchaser shall procure an extraordinary shareholders' meeting of the Company in presence of the notary that approves (i) the change of the corporate name of the Company so as not to include the word "QinetiQ" or any name which is similar to, or is likely to be confused or associated with, any QinetiQ Names and Marks and (ii) the corresponding amendment of the articles of association of the Company.
16.The W&I Policy
16.1The Purchaser covenants that the W&I Policy includes an express and irrevocable waiver (or terms to that effect) in a form which has been approved by or on behalf of the Vendors of any rights of subrogation, or contribution or other similar rights which the W&I Insurer under the W&I Policy may otherwise have against the Vendors save in respect of any Claim attributable to fraud on the part of any Vendor (and then only for that part of the payment as a direct consequence of such fraud).
16.2The Vendors acknowledge and agree with the Purchaser that:
(a)    none of the provisions of this Agreement shall prejudice or restrict the Purchaser's right to claim (or the amount that may be recovered) under the W&I Policy, or require the Purchaser to take or procure the taking of any action (or refrain (or procure that any person refrains) from taking any action) which would or the Purchaser reasonably considers may prejudice or restrict the Purchaser’s right to claim (or the amount that may be recovered) under the W&I Policy, is restricted or prohibited pursuant to the terms of the W&I Policy, or is contrary to or conflicts with any instructions of the W&I Insurer (or any agent of the W&I Insurer); and
(b)    the Vendors shall not have any interest in the W&I Policy and shall not have any right or entitlement to receive any payment made by the W&I Insurer under the W&I Policy or to receive any payment, benefit or relief which is derived from or which is otherwise attributable to any payment under the W&I Policy.
17.General
17.1Entire agreement
(a)This Agreement and all of the documents in the agreed form sets out the entire agreement and understanding between the parties supersedes all prior agreements, understandings or arrangements (whether oral or written) in respect of the subject matter of this Agreement.
(b)Each Party acknowledges that it has entered into this Agreement in reliance only upon the warranties, promises and terms specifically contained or expressly referred to in this Agreement and, save as expressly set out in this Agreement, neither Party shall have any liability in respect of any other representation, warranty or promise made prior to the date of this Agreement, unless it was made fraudulently.
17.2Contracts (Rights of Third Parties) Act 1999
(a)Save as expressly provided in clause 17.4(b) (Variation), no term of this Agreement (whether express or implied) is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise by any person who is not a Party to it.
(b)Subject to clause 17.4(b) (Variation), each Vendor Group Company may enforce clause 15.2 (Protection of goodwill).
17.3Assignment

23

(a)Subject to clause 17.3(b), no Party may assign, grant any security interest over, hold on trust or otherwise transfer the benefit of, or its rights under, the whole or any part of this Agreement without:
(i)in the case of a Vendor, the prior written consent of the Purchaser and the Guarantor;
(ii)in the case of the Purchaser, the prior written consent of the Vendors’ Representative and the Guarantor;
(iii)in the case of the Guarantor, the prior written consent of the Vendors' Representative and the Purchaser.
(b)Provided it does not extend or increase in any way any Vendor's potential liability under this Agreement, the Purchaser may assign the benefit of the whole or any part of, or any of its rights under, this Agreement to any bank or financial institution lending money or making other banking facilities available to the Purchaser’s Group, by way of security, or any refinancing thereof.
17.4Variation
(a)Subject to clause 17.4(b) (Variation), no purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties affected by such variations.
(b)Pursuant to Section 2(3)(a), Contracts (Rights of Third Parties) Act 1999, the parties, in accordance with clause 17.4(a) (Variation), may without limit or restriction vary this Agreement or any provision of it which may be enforced by a third party or otherwise amend this Agreement in such a way as to extinguish or alter such third party's entitlement under any such provision without the consent of that third party.
17.5Effect of Completion
Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion.
17.6Invalidity
To the extent that any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall:
(a)be deemed not to be a part of this Agreement;
(b)not affect the enforceability of the remainder of this Agreement; and
(c)not affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.
17.7Releases and waivers
(a)The rights, powers and remedies conferred on any Party by this Agreement and the remedies available to any Party are cumulative and are additional to any right, power or remedy which it may have under general law or otherwise.
(b)Any Party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other Party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

24

(c)No single or partial exercise, or failure or delay in exercising any right, power or remedy by any Party shall constitute a waiver by that Party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.
17.8Further assurance
(a)Each Party shall, on being required to do so by the Purchaser (in the case of a Vendor) or the Vendors’ Representative (in the case of the Purchaser), promptly do or procure the doing of all such acts and/or execute or procure the execution of all such documents as are necessary to give full effect to the terms of this Agreement.
17.9Counterparts
(a)This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.
(b)Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one instrument.
17.10Set-off
All sums payable under this Agreement to the Vendors shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save as required by Applicable Law.
17.11Confidentiality
(a)Except as referred to in clause 17.11(b) (Confidentiality), each Party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions or subject matter of this Agreement, to any other Party or to the negotiations relating to this Agreement.
(b)Any Party may disclose information which would otherwise be confidential if and to the extent:
(i)it is required to do so by law or any securities exchange or regulatory or governmental body to which it is subject wherever situated;
(ii)it considers it necessary to disclose the information to its professional advisers, auditors and bankers provided that it does so on a confidential basis;
(iii)it reasonably considers it necessary to disclose the information to a Tax Authority in connection with the management of its Tax affairs;
(iv)it reasonably considers it necessary to disclose the information to the W&I Insurer;
(v)the information has come into the public domain through no fault of that Party;
(vi)the information was previously disclosed to it without any obligation of confidence;
(vii)in the case of the Purchaser to the fund investors of its Affiliates provided that such recipient is informed of the confidential nature of the information;
(viii)in the case of Guarantor, to its Affiliates (excluding portfolio companies unrelated to Purchaser) and to its and their limited partners, general partners, members, managers, directors, officers, employees, agents and advisors and

25

to its lenders and their affiliates, in each case who are instructed to maintain confidentiality of the disclosed information;
(ix)each Party to whom it relates has given its consent in writing.
17.12Independent Expert
(a)Where any matter in this Agreement is to be referred to the decision of an Independent Expert including pursuant to paragraph 6 of Schedule 9 (Completion Accounts), the provisions of this clause 17.12 will apply to the Independent Expert's appointment and terms of reference.
(b)The Independent Expert shall be a suitably qualified and experienced independent chartered accountant or independent firm of chartered accountants either:
(i)jointly agreed between the Vendor and the Purchaser within 10 Business Days of the referral referred to in clause (a); or
(ii)failing agreement within such 10 Business Day period, to be nominated by either:
(A)the President for the time being of the Institute of Chartered Accountants in England and Wales ("ICAEW President") upon joint the written application of the Vendor and the Purchaser (together with the applicable application fee (which shall be paid as to one half by the Purchaser and as to one half by the Vendors) and required forms), or
(B)where the Vendor and the Purchaser fail to make a joint application to the ICAEW President within 10 Business Days after the failure of the Vendor and the Purchaser to agree upon the Independent Expert, the London Court of International Arbitration upon the written application of either the Vendor or the Purchaser (together with the applicable application fee (which shall be paid by the Party making the application)).
(c)The Parties shall use all reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Independent Expert and to agree terms of appointment with the Independent Expert and neither Party shall unreasonably withhold its agreement to the terms of appointment proposed by the Independent Expert or the other Party.
(d)If a nominating body is called upon to nominate an Independent Expert pursuant to clause (b), such nominating body shall also agree the Independent Expert's terms of appointment on behalf of the parties.
(e)The procedure of the Independent Expert shall:
(i)give the Vendors and Purchaser a reasonable opportunity to make written representations to it within 15 Business Days of the appointment of the Independent Expert;
(ii)require that each Party supply the other with a copy of its written representations at the same time as they are made to the Independent Expert and afford the other Party the opportunity to make representations in response to the Independent Expert on (and within 15 Business Days of receipt of) the written representations of the other Party (provided that nothing under this clause 17.12 (Independent Expert) or Schedule 9 (Completion Accounts) shall prevent the parties from responding to any requests from the Independent Expert);

26

(iii)permit each party to be present while oral submissions are being made by the other Party; and
(iv)for the avoidance of doubt, the Independent Expert shall not be entitled to determine the scope of its own jurisdiction.
(f)Each Party shall, with reasonable promptness, supply the other Party with all such information and access to its documents, Books and Records as the other Party may reasonably require for the purpose of making a submission to the Independent Expert in accordance with this clause.
(g)The Independent Expert shall send the Vendors and the Purchaser a copy of their determination pursuant to Schedule 9 (Completion Accounts) within 2 months of their appointment. Such determination shall be made available to the Vendors and the Purchaser in writing and, unless otherwise agreed by the Vendors and the Purchaser, shall include reasons for each relevant determination.
(h)The Independent Expert shall act as an expert and not as an arbitrator and neither the Arbitration Act 1996 nor any earlier or later enactments on arbitration shall apply.
(i)The Independent Expert’s decision shall (in the absence of manifest error or fraud) be final and binding on the Parties for all the purposes of this Agreement.
(j)Nothing in this Agreement shall entitle a Party or the Independent Expert access to:
(i)any information or document which is protected by legal professional or litigation privilege; or
(ii)accountants’ working papers or any information or documents prepared by it or them or its or their advisers with a view to assessing the merits of any argument on any item in dispute, provided that neither the Purchaser nor the Vendors shall be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based. Each Party and the Independent Expert shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Agreement confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Draft Completion Accounts, the proceedings of the Independent Expert or another matter arising out of this Agreement.
(k)The costs of the Independent Expert shall be apportioned between the Parties as the Independent Expert shall decide but each Party shall be responsible for its own costs of presenting its case to the Independent Expert. If the Independent Expert shall not determine how its costs shall be determined, its costs shall be borne half by the Vendors and half by the Purchaser.
(l)If the Independent Expert dies or becomes unwilling or incapable of acting, or does not deliver its determination within the period required by this clause 17.12, the parties shall use all reasonable endeavours to agree the identity and terms of appointment of a replacement Independent Expert and the provisions of clause (b) shall apply mutatis mutandis. This clause 17.12(l) shall apply in relation to each and any replacement Independent Expert as if it was the first Independent Expert appointed.
(m)The parties shall act reasonably and co-operate to give effect to the provisions of this clause 17.12 and shall not do anything to hinder the Independent Expert or prevent it from making its determination.
17.13Section 338(g) Election

27

Notwithstanding anything to the contrary in this Agreement, the Purchaser or any Affiliate of the Purchaser shall be permitted to make an election under Section 338(g) of the United States Internal Revenue Code of 1986, as amended, with respect to the transfer of the Shares by the Vendors to the Purchaser pursuant to this Agreement.
17.14Default Interest
If any party defaults in the payment when due of any sum payable under this Agreement (whether payable by agreement or by an order of a court or otherwise), the liability of that party shall be increased to include interest on that sum from the date when such payment was due until the date of actual payment at a rate per annum of 2% above the base rate from time to time of National Westminster Bank Plc. Such interest shall accrue from day to day and shall be compounded annually.
18.Announcements
18.1Except as provided in clause 18.2 (Announcements), no announcement, circular or other communication (whether oral or written) concerning the terms of this Agreement (or the transaction contemplated or referred to in it) shall be made or issued by or on behalf of:
(a)the Vendors without the prior written consent of the Purchaser;
(b)the Purchaser without the prior written consent of the Vendors' Representative, in each case such consent not to be unreasonably withheld or delayed.
18.2Any announcement, circular or other communication made or issued by or on behalf of any Party which is required by law or the rules of any regulatory or governmental body to which such Party is subject, including, without limitation, any stock exchange on which any securities of such Party are listed, may be made or issued by or on behalf of that Party without consent (to the extent permitted by such law or rules) if it has first sought consent and given the other parties a reasonable opportunity to comment on the subject matter and form of the announcement or circular (given the time scale within which it is required to be released or despatched).
19.Costs and expenses
19.1Except as set out in clause 19.2 (Costs and expenses) or otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses incurred in the preparation, execution and implementation of this Agreement.
19.2The Purchaser shall pay the W&I Costs and all stamp duty, stamp duty reserve tax and all other similar transfer duties which arise as a result of or in consequence of this Agreement and the transactions contemplated hereunder, including the sale and purchase of the Shares but excluding the Redu Restructuring.
19.3Where under the terms of this Agreement one Party is liable to indemnify or reimburse another Party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT (other than any VAT which is recoverable as input Tax by or on behalf of the relevant Party) thereon.
20.Payments
Save as expressly provided to the contrary in this Agreement:
(a)any payment to be made pursuant to this Agreement by the Purchaser shall be made to the Vendors' Bank Account;
(b)any payment to be made pursuant to this Agreement by the Vendors shall be made to the Purchaser's Bank Account;

28

(c)payment under clauses 20(a) and/or (b) (Payments) shall be in immediately available funds by electronic transfer on the due date for payment; and
(d)if any sum due for payment is not paid on its due date in accordance with this Agreement, default interest shall accrue in accordance with clause 17.14 (Default Interest).
21.Notices
21.1Any notice to a Party under this Agreement shall be in writing signed by or on behalf of the Party giving it and shall, unless delivered to a Party personally, be left at, or sent by prepaid first class post or prepaid recorded delivery or courier to the address of the Party as set out in Part 2 of Schedule 1 (Addresses for service) or as otherwise notified in writing from time to time. For this purpose, any Party not ordinarily resident in the United Kingdom shall maintain an address for service within the United Kingdom.
21.2Except as referred to in clauses 21.3 and 21.4 (Notices), a notice shall be deemed to have been served:
(a)at the time of delivery if delivered personally or left at an address; and
(b)48 hours after posting in the case of an address in the United Kingdom and 96 hours after posting for any other address.
21.3If the deemed time of service is not during normal business hours in the country of receipt, the notice shall be deemed served at on the next Business Day of that country.
21.4The deemed service provisions set out in clause 21.2 (Notices) shall not apply to a notice served by post, if there is a national or local suspension, curtailment or disruption of postal services which affects the collection of the notice or is such that the notice cannot reasonably be expected to be delivered within 48 hours or 96 hours (as appropriate) after posting.
21.5In proving service it shall be sufficient to prove:
(a)in the case of personal service, that it was handed to the Party or delivered to or left in an appropriate place for receipt of letters at its address; and
(b)in the case of a letter sent by post, that the letter was properly addressed, stamped and posted.
21.6A Party shall not attempt to prevent or delay the service on it of a notice connected with this Agreement.
21.7The Purchaser and the Guarantor shall use their reasonable endeavours to appoint an agent for service with an address for service in the UK as soon as reasonably practicable and following such appointment shall promptly notify the Vendors' Representative of that Party's updated address for service, which shall replace the address of that Party set out in Part 2 of Schedule 1 (Addresses for service).
22.Governing law and jurisdiction
22.1This Agreement and any dispute, claim or obligation (whether contractual or non-contractual) arising out of or in connection with it, its subject matter or formation shall be governed by English law.
22.2The parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any dispute or claim (whether contractual or non-contractual) arising out of or in connection with this Agreement, its subject matter or formation.

29

23.Guarantee
23.1In consideration of the Vendors entering into this Agreement and agreeing to sell the Shares pursuant to the provisions of this Agreement, the Guarantor irrevocably guarantees to each of the Vendors the payment by the Purchaser, when due, of (a) at Completion, the Completion Consideration and (b) following Completion, any additional Consideration payable to the Vendors under the terms of this Agreement, and shall, in the event of default by the Purchaser, upon written demand by the Vendors’ Representative (and in any event no later than three Business Days following receipt of such demand), perform (or procure the performance of) such obligation or pay such amount, as if the Guarantor were the principal obligor under this Agreement. The maximum amount payable under this Clause 23 shall not exceed US$36 million (the “Maximum Guarantee Amount”).
23.2Guarantor’s obligations under this Clause 23 are conditional upon:
(a)as to the Completion Consideration:
(i)all the conditions to Completion and pre-Completion obligations set forth herein (in each case excluding those of the Purchaser) having been satisfied or waived (other than those obligations that by their nature are to be satisfied at Completion, but subject to the satisfaction or waiver of such conditions at Completion); and
(ii)each of the Company and Vendors’ Representative having irrevocably confirmed in writing that it stands ready, willing and able to consummate the transactions contemplated by this Agreement and the ancillary agreements hereto and that if the Completion Consideration is funded, then Completion will occur,
(b)as to any additional Consideration, Completion having occurred and all the conditions to the payment of such additional Consideration set forth herein having been satisfied or waived; and
(c)as to all Consideration, this Agreement not having been amended or waived without Guarantor’s prior written consent, the granting of such consent in a given instance being solely in the discretion of Guarantor. This guarantee shall terminate upon the termination of this Agreement in accordance with its terms.
23.3The sole remedy of the Vendors, the Vendors’ Representative, the Company or their respective Affiliates (or available to any person claiming by, through, or on behalf or for the benefit of any of them), at law or in equity, for failure of Guarantor to pay the Completion Consideration at Completion shall be an order of specific performance for Guarantor to fund such amount, subject to the conditions in this Clause 23, and the sole remedy of such Persons for failure of Guarantor to pay any additional Consideration shall be an award of direct damages, subject to the conditions in this Clause 23. In no event shall Guarantor be liable for any special, indirect, consequential, exemplary or punitive damages or losses, including lost profits and revenue, with respect to this guarantee or otherwise with respect to this Agreement. The obligations of Guarantor under this Agreement are solely contractual and not fiduciary in nature.
23.4No person other than Guarantor has obligations under this Clause 23. No Person has any remedy, recourse or right of recovery hereunder against, or contribution from any Guarantor Affiliate, through Guarantor, Purchaser or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Applicable Law, by or through a claim by or on behalf of Guarantor or Purchaser against Guarantor or any Guarantor Affiliate, or otherwise. Notwithstanding the foregoing, nothing herein shall preclude the assertion of any claim against the general partner of Guarantor seeking solely the specific performance of any authorization or similar administrative act required as a matter of Delaware law to give effect to the agreements of Guarantor in this Clause 23. For purposes of this Agreement, the term “Guarantor Affiliate” means any former, current or future Affiliate of Guarantor (other than the

30

Purchaser) or any of its or their respective general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, management companies, portfolio companies or assignees of Guarantor or any of the foregoing (it being understood that the term Guarantor Affiliate shall not include Guarantor or the Purchaser). For the avoidance of doubt, neither Guarantor nor any Guarantor Affiliate shall have any obligation or liability whatsoever in connection with this Agreement, the agreements ancillary hereto or the transactions contemplated hereby and thereby other than the obligations expressly set forth in this Clause 23 and Clauses 17.1, 17.2(a), 17.3(a), 17.4, 17.5, 17.9, 17.11, 20(a) through 20(c), 21 and 22. Without limitation of the foregoing, Clauses 17.14, 17.7(a) and 20(d) shall be inapplicable to this Clause 23 or otherwise to Guarantor or any Guarantor Affiliate. The guarantee in this Clause 23 and all obligations and liabilities of Guarantor hereunder shall automatically and immediately terminate upon the earliest to occur of Vendors, the Vendors’ Representative or their respective Affiliates or any representative of any of them instituting any action or proceeding: (w) making any claim in contravention of this Clause 23, (x) asserting that the provisions of this Clause 23 (or the other Clauses of this Agreement referenced above, as made applicable to this Clause 23) are illegal, invalid or unenforceable in whole or in part, (y) against any Guarantor Affiliate (except as expressly permitted above with respect to the general partner of Guarantor) or (z) asserting liability with respect to this guarantee in excess of the Maximum Guarantee Amount.
23.5The guarantee set out in this Clause 23 (Guarantor's guarantee) is:
(a)a continuing guarantee and shall remain in full force and effect until all the obligations of the Purchaser as guaranteed by this Clause 23 (Guarantor's guarantee) have been discharged in full; and
(b)in addition to and shall not prejudice and shall not be prejudiced by any other guarantee, indemnity or other security or right against any third party which the Vendors may have for the due performance of these obligations.
23.6The Guarantor acknowledges that, except as otherwise provided in this Clause 23:
(a)its liability under this Clause 23 (Guarantor's guarantee) shall not be discharged or affected in any way by:
(i)time or any other indulgence, concession, relief, discharge or release being granted to the Purchaser, any co-guarantor or any other person;
(ii)either Vendor compounding or entering into any compromise, settlement or arrangement with the Purchaser, any co-guarantor or any other person (except and solely to the extent that such compromise, settlement or arrangement has the effect of reducing the Consideration);
(iii)any variation, extension, renewal, determination, release or replacement of this Agreement, whether or not made with the consent or knowledge of the Guarantor (except and solely to the extent that such variation, extension, renewal, determination, release or replacement has the effect of reducing the Consideration); or
(iv)any other act, omission, dealing, matter or thing whatsoever (including, without limitation, any change in the memorandum or articles of association of the Purchaser or the liquidation, dissolution bankruptcy, administration, insolvency, reconstruction or amalgamation of the Purchaser or the illegality or unenforceability (in whole or in part) of this Agreement) which, but for this Clause 23.6 might operate to release the Guarantor from (or otherwise affect its liability in respect of) it obligations under this Clause 23 (Guarantor's guarantee); and
(b)the Vendors shall not be obliged, before exercising any of their rights or remedies under this Clause 23 (Guarantor's guarantee), to make any demand on the Purchaser or to

31

take any action or obtain judgment against or in respect of the Purchaser (or any other person) or in respect of the Purchaser's obligations arising out of or in connection with this Agreement.
23.7Provided Completion has not occurred, the Guarantor shall not:
(a)exercise any rights which it may at any time have (by reason of the performance of its obligations under this Clause 23 (Guarantor's guarantee)) to be indemnified by the Purchaser, to claim any contribution from any other surety of the obligations of the Purchaser or to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any of the rights of the Vendors under this Agreement or of any other security taken by the Vendors pursuant to or in connection with this Agreement and shall not prove, in competition with the Vendors, in the liquidation, insolvency or bankruptcy of the Purchaser or any other surety; nor
(b)exercise any rights of set-off, counter claim or similar rights against the Purchaser or co-guarantor or have the benefit of any payment or other distribution from the Purchaser, in each case to the extent the assertion of right would impair the collection by Vendors (including pursuant to this Clause 23) of any monetary obligation of the Purchaser or reduce their right in any liquidation, insolvency or bankruptcy of the Purchaser or any other surety.

In witness whereof the parties or their duly authorised representatives have executed this Agreement as a deed and delivered it at the date first appearing at the head of this Agreement.

32

Schedule 1
Part 1
(The Vendors)

(1)	(2)	(3)	(4)	(5)	(6)
Name	Company number	Registered Office	Number of Shares	Initial Consideration €	Relevant Percentage %
QinetiQ Limited	[*****]	Cody Technology Park, Ively Road, Farnborough, Hampshire, GU14 0LX	851	31,264,000	97.7%
QinetiQ Overseas Holdings Limited	[*****]	Cody Technology Park, Ively Road, Farnborough, Hampshire, GU14 0LX	20	736,000	2.3%
Total			871	32,000,000	100%

33

Part 2
(Addresses for service)

Name of Party	Address for service	Marked for the attention of
Vendors' Representative	As above	[*****]
Purchaser	C/O Cogency Global Inc., 850 New Burton Road Suite 201, Dover 19904, Delaware, United States	[*****]
Guarantor	The Corporation Trust Company, 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801	[*****]

34

Schedule 4
(Non-Tax Warranties)
In accordance with clause 8.4 (Warranties), unless the context otherwise permits or requires, each of the Warranties given by or relating to the Company shall be deemed to be given by or relate to all Group Companies (or each or any of them as the context requires) and any reference to the Company in a Warranty shall be deemed to be a reference to all Group Companies (or each or any of them as the context requires).
The Vendors
1.Arrangements with Vendor Associates
1.1There are no contracts, arrangements or liabilities, actual or contingent, outstanding or remaining in whole or in part to be performed between the Company and any Vendor Associate.

Share capital
2.Interests in undertakings
2.1Schedule 2 contains the full and complete details of all Group Companies which are true, accurate and not misleading.
2.2The Shares comprise the whole of the allotted and issued share capital of the Company.
2.3The Company is the sole legal and beneficial owner of the shares in the Group Companies, which are held by the Company as specified in Schedule 2, and has the right to exercise all voting and other rights over such shares.

2.4All the Shares, and all the shares in each Group Company:
(a) have been properly and validly allotted and issued; and
(b) are fully paid or credited as fully paid.
2.5The Company does not hold nor does it have any liability in respect of any share or any right or obligation to subscribe for, or to convert any security into, a share, which, as the case may be, is not fully paid up or which carries any liability.
2.6Apart from this Agreement, there is no agreement, arrangement or commitment outstanding which calls for the issue or transfer of, or accords to any person the right (whether exercisable now or in the future, and whether conditional or not) to call for the issue, transfer of, redemption or repayment of, any share of the Company or any subscription rights, profit sharing securities, bonds convertible into shares or other securities entitling their holder to acquire or subscribe for shares in the Company.
2.7None of the Shares, nor any shares held by any Group Company in any other Group Company, are subject to any rights of pre-emption or restrictions on transfer.
2.8Neither the Shares, nor any shares of any Group Company are or have ever been listed on any stock exchange or regulated market.
2.9The Company and each Group Company does not reside, operate or have any branch, agency, place of business or establishment outside the country or state in which it was incorporated, and does not carry on business under any name other than its own registered corporate name.
2.10The Company and each Group Company is incorporated and validly subsisting under the laws of its country of incorporation and is licensed or qualified to do business under the laws of that

39

country and, so far as the Vendors are aware, neither the character nor the location of the properties owned by the Company or any Group Company nor the nature of the business conducted by it requires licensing or qualification under the laws of any other country.
2.11.The Company has full corporate power to carry on its business and to own and operate its assets, properties and business as now carried on and owned and operated.
2.12.The Company is not a party or has not been a party in the past 3 (three) years to any merger, (partial) demerger, spin-off, sale or contribution of a division or a business as a whole or any other restructuring of any kind.
2.13.Each of the undertakings listed in Schedule 2 is an associated undertaking and is treated as such in the consolidated financial statements that form part of the Accounts.
Corporate matters
3.Insolvency
3.1No order has been made, no resolution has been passed, no petition presented, no meeting convened for the winding up of any Group Company or for a provisional liquidator to be appointed in respect of any Group Company and no Group Company has not been a party to any transaction which could be avoided in a winding up.
3.2No administration order has been made and no petition for one has been presented in respect of any Group Company.
3.3No administrator, receiver or administrative receiver has been appointed in respect of any Group Company or any of its assets.
3.4No Group Company is insolvent, has been declared bankrupt, has failed or is unable to pay, or has a reasonable prospect of being unable to pay, any of its debts as they fall due, within the meaning of Book XX of the Belgian Code of Economic Law.
3.5No Group Company has filed any amicable settlement pursuant to section XX.37 of the Belgian Code of Economic Law with the clerk’s office of the competent commercial court, or is it subject to any similar procedure.
3.6No distress, execution or other process has been levied on any Group Company's assets or action taken to repossess goods in the possession of any Group Company.
3.7No unsatisfied judgment or court order is outstanding against any Group Company and no demand has been served on any Group Company for the annulment, judicial dissolution or bankruptcy of any Group Company and no such action is threatened against any of the Group Companies and, to the best of the Vendors’ knowledge, no facts or circumstances exist that would entitle any person to commence any of those proceedings in any jurisdiction against any Group Company.
3.8No event analogous to any referred to in sub-paragraphs 3.1 to 3.7 (inclusive) has occurred anywhere in the world.
3.9No statutory demand has been served on any Group Company that has not been paid in full or withdrawn.
3.10.No loan capital, borrowings or interest and no other material obligation or indebtedness of any Group Company is overdue for payment or performance.
3.11.No Group Company has by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

40

3.12.No creditor of any Group Company has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of any Group Company or is, to the best of the Vendors’ knowledge, information and belief, likely to do so in the immediate future.
3.13.No Group Company has suspended or ceased, or threatened to suspend or cease, to carry on all or a material part of its business.
4.Statutory books and documents filed
4.1.The statutory books, including all registers and minute books, of each Group Company have been properly kept and are up to date and contain a materially accurate and complete record of the matters with which those books should deal in accordance with Applicable Law.
4.2.No action has been taken by any Group Company to amend its statutory books. No written notice has been received or allegation has been made that the statutory books and registers of any Group Company are incorrect, incomplete or should be rectified.
4.3.All statutory books and all other documents (including all documents of title) that are the property of, or ought otherwise to be in the possession or under the control of, any Group Company are in the possession or under the control of the relevant Group Company.
4.4.All documents which should have been filed or delivered by any Group Company to the register of legal persons ("Registre des Personnes Morales"/"Rechtspersonenregister") held by the territorially competent enterprise court ("Tribunal de l’entreprise"/"Ondernemingsrechtbank"), and the Crossroads Bank for Enterprises ("Banque-Carrefour des Entreprises"/"Kruispuntbank van Ondernemingen") are accurate and have been properly so filed or delivered in accordance with Applicable Law.
4.5.Since the Accounts Date the shareholders of the Company in general meeting, or of any class of them, have not passed any resolution other than resolutions relating to the ordinary business of annual general meetings.
Schedules
5.Accuracy of the Schedules
The information contained in Schedules 1, 2 and 3 is true, accurate, complete and not misleading.
Accounts
6.Preparation of the Accounts
6.1.The Accounts:
1
(a)have at all times been kept on a proper and consistent basis in accordance with Applicable Law, and no change in the methods or bases of valuation or accountancy treatment have been made during the six years prior to the Accounts Date;
(b)are up to date, and contain complete and accurate details of the business of the Group Company concerned and of all matters required by Applicable Law to be entered in them;
(c)have been prepared in accordance with the requirements of all relevant statutes and generally accepted Belgium accounting practices including, without limitation, Applicable Law and all applicable accounting principles, methods and practices generally accepted and current at the relevant Accounts Date in the jurisdiction in which, in the case of each Group Company, that Group Company was incorporated;

41

(d)have (i) at all times been validly adopted, and (ii) together with the annual report, auditor’s report and any other relevant information, been duly and timely filed with the National Bank of Belgium in accordance with Applicable Law;
(e)contain no material omissions and give a true and fair view of the assets, liabilities and state of affairs of each Group Company at the Accounts Date and the profits or losses of each Group Company for the financial period ending on that date in accordance with the relevant financial reporting framework;
(f)fully disclose all liabilities as at the Accounts Date, whether actual or contingent and whether or not unquantified or disputed, and make proper and adequate provision and/or reserve for such liabilities;
(g)fully disclose all financial commitments in existence as at the Accounts Date;
(h)make full provision for all bad and doubtful debts as at the Accounts Date; and
(i)make proper provision in respect of dead, slow moving, obsolete, redundant or excess inventory and/or work-in-progress, and the value attributed to the remaining inventory and/or work-in-progress does not exceed the lower of direct cost or net realisable value as at the Accounts Date.
6.2.Neither the profits nor the financial position of any Group Company during the six years ending on the date of this Agreement have been affected by any contract or arrangement that was not on arm’s length terms and, in particular, no Group Company is, liable under Applicable Law to transfer or return any asset held by it to another person or to compensate another person in respect of that asset.
7.Management Accounts
7.1.The Management Accounts, for each of the periods to which they pertain, have been prepared using the same accounting principles, policies, and estimation techniques as the Accounts.
7.2.The Management Accounts (for each of the periods to which they pertain):
(a) have been prepared in good faith with due skill, care, and attention, and are not misleading;
(b) fairly present the assets and liabilities of each Group Company at the date to which they are made up and are free form material error;
(c) fairly present the profits and losses of each Group Company for each period to which they relate and are free from material error; and
(d) are not affected by any unusual, exceptional or non-recurring items or by any other factors rendering such profits and losses abnormally high or low.
8. Events since the Accounts Date
8.1.Since the Accounts Date:
(a)there has been no material adverse change in the financial or trading position or the prospects of any Group Company;
(b)the Company has carried on its business in the ordinary course and without interruption or alteration in the manner, nature or scope of the business of the Company, so as to maintain it as a going concern;
(c)no debts or other receivables and no inventory, goods, plant, machinery or equipment of any Group Company have been factored, sold or agreed to be sold, apart from the

42

sale of inventory to trade customers or the public on that Group Company’s standard terms of business in the routine course of trading;
(d)no Group Company has borrowed or raised any money or taken any financial facility;
(e)each Group Company has paid its creditors within the times agreed with such creditors, and there has been no change in the manner or time of issue of invoices or the collection of debts;
(f)the Company has not incurred or committed to incur material capital expenditure in excess of €100,000;
(g)no Group Company has allotted or issued or agreed to allot or issue any share capital or loan stock or any security giving rise to a right over its capital;
(h)no Group Company has declared, made or paid any dividend or other distribution to its members;
(i)no Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital;
(j)excluding fluctuations in overdrawn current accounts, no loan, loan capital or preference capital of any Group Company has been repaid, in whole or in part, or has become liable to be repaid; and
(k)no Group Company has changed its accounting reference period.
Finance and working capital
9.Financial commitments and borrowings
9.1.Details of all overdraft, loan and other financial facilities along with maximum credit limits available to each Group Company have been Disclosed and neither the Vendor nor any Group Company has done or omitted to do anything that might affect or prejudice the continuation of such facilities and the continuation of each such facility will not be affected or prejudiced by the transaction contemplated by this Agreement.
9.2.The amounts borrowed by each Group Company do not exceed any overdraft limits, or any limitations on borrowings contained in any facility agreement, debenture or other agreement or instrument binding upon it or in its constitutional documents.
9.3.No overdraft or other financial facilities available to any Group Company are dependent upon the guarantee, indemnity or suretyship of, or security provided by any other person other than a Group Company.
9.4.No event that is, or, with the passing of time or the giving of any notice, certificate, declaration or demand, would become, an event of default under or breach of the terms of any loan capital, borrowing, debenture or financial facility of any Group Company, or that would entitle any third party to call for repayment prior to normal maturity, has occurred or been alleged.
9.5.No Group Company has lent or agreed to lend any money that has not been repaid to it, and there are no debts owing to any Group Company other than debts arising in the ordinary course of trading.
9.6.No Group Company has factored, discounted or securitised any of its receivables.
9.7.Complete and accurate particulars of all grants, allowances, aid and subsidies paid or made to any Group Company during the last six years by, and of all outstanding claims by any Group Company for any such grant, allowance, aid or subsidy from, any supranational, national or local authority or government agency are set out in the Disclosure Letter and no Group

43

Company has done or omitted to do any act or thing which act, thing or omission could result, nor will the sale of the Shares result, in all or any part of any such grant, allowance, aid or subsidy becoming repayable or forfeit.
Insurances
10.Insurance cover
10.1All of the insurance policies currently maintained by each Group Company have been Disclosed, are valid and all premiums due have been paid. There are no outstanding claims or, so far as the Vendors are aware, circumstances likely to give rise to a claim under such insurance policies or which would be required to be notified to the insurers and nothing has been done or omitted to be done which has made or could make any of the policies void or voidable or as a result of which the renewal of any such policy might be refused or the premiums due in respect of them may be liable to be increased.
10.2Details of all insurance claims made during the past three years have been Disclosed.
10.3No insurance claim is outstanding and, so far as the Vendors are aware, there are no circumstances exist which are likely to give rise to any insurance claim.
Trading and contracts
11.Trading arrangements
11.1During the period of three years ending on the date of this Agreement:
(a)no Group Company has lost any major or substantial customer for, or supplier of, all or any products or services or requirements;
(b)no major or substantial customer has significantly reduced its orders for all or any of the products or services of any Group Company;
(c)there has been no substantial change (apart from normal price changes) in the basis or terms on which any person is prepared to enter into contracts or do business with any Group Company, and no such loss, reduction or change is anticipated, whether as a result of Completion or otherwise.
12.Contracts and commitments
12.1All material contracts, agreements, transactions, obligations, commitments, understandings or arrangements to which any Group Company is a party are Disclosed.
12.2No Group Company is party to or subject to any contract, transaction, obligation, arrangement or understanding that:
(a)is not in the ordinary and usual course of business;
(b)is not wholly on arm’s length terms;
(c)requires it to pay any commission, finder’s fee, royalty or similar;
(d)requires, or may require, it to make any investment or deposit any money with, or provide any loan, financial accommodation or credit (other than normal trade credit) to, any person, or to subscribe for, convert, acquire, dispose of or underwrite any investment;
(e)cannot be terminated on three months’ notice or less without payment of compensation or any special fees; or

44

(f)restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit.
12.3No Group Company is a party to, nor has any liability (whether present or future) under:
(a)any derivative instrument (including, without limitation, in relation to foreign currency);
(b)any contract for rent, lease, hire, hire purchase, credit sale, conditional sale or purchase by instalments;
(c)any contract for the supply to it of services (other than for the supply of utilities or normal office services); or
(d)any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement.
12.4There is no offer, tender or similar outstanding that is capable of being converted into an obligation of any Group Company by an acceptance or other act of some other person without the agreement of the relevant Group Company.
12.5All contracts, leases, licences, concessions and other agreements to which any Group Company is a party constitute valid, binding and enforceable obligations of all the parties, and the terms of each such agreement have been complied with in all material respects by that Group Company and, to the best of the Vendors’ knowledge, information and belief, by all other parties.
12.6There are no grounds for rescission, avoidance or repudiation of any agreement referred to in paragraph 12.5 and no notice of termination or of intention to terminate has been received in respect of any of them.
12.7No act or omission by any Group Company has caused it to be in material default of any agreement or arrangement to which it is a party and the Vendors are not aware of any actual, potential or alleged material breach, invalidity, grounds for termination, grounds for rescission, grounds for avoidance or grounds for repudiation of, any contract to which the relevant Group Company is a party.
12.8There have been no material written complaints or claims for penalties within the last three years made by any party thereto in respect of any aspect of any of the contracts with customers or suppliers nor with regard to the performance of any agents or sub-contractors appointed by any Group Company to perform any part of any such contract and no Group Company has received notice of any default under any contract to which it is a party.
12.9No Group Company is, and was not at any time, engaged in any activity, practice or conduct which would constitute an offence under an Applicable Law relating to anti-bribery or anti-corruption in any jurisdiction, including but not limited the Belgian Criminal Code.
12.10So far as the Vendors are aware, no director, employee or agent of any Group Company has bribed another person (within the meaning of section 7(3) of the Belgian Criminal Code) intending to obtain or retain business or an advantage in the conduct of business for the relevant Group Company. The Group Companies have in place adequate procedures designed to prevent their Company Associate from undertaking such conduct.
12.11So far as the Vendors are aware, the Group Companies are not, and have not at any time, engaged in any activity, practice or conduct which would constitute an offence under an Applicable Law relating to export and trade controls in any jurisdiction.
12.12No Group Company is in a situation that constitutes an exclusion ground for the ESA procurement regulations and related implementing instructions or any similar procurement regulations of a Governmental Authority, international organization or agency in whose tender

45

procedures any Group Company may participate nor are there, so far as the Vendors are aware, any facts or circumstances that could give rise to such exclusion ground.
12.13Each Group Company has at all times complied with the terms and conditions imposed upon it under the ESA procurement regulations and related implementing instructions. There are no actual or threatened challenges against the decision by any Governmental Authority, international organization or agency to award a contract to any Group Company nor are there, so far as the Vendors are aware, any facts or circumstances that could give rise to such challenges.
13.Terms of trade
The Company has not given any guarantee or warranty (other than any implied by law) or made any representation in respect of any product or services sold or supplied by it nor has it accepted any liability to service, maintain, repair or otherwise do or refrain from doing anything in relation to such goods or services after they have been sold or supplied by it, except for those contained in its standard conditions of trading, complete and accurate copies of which are Disclosed.
Product liability
13.1.So far as the Vendors are aware, no Group Company has manufactured, sold or provided any product or service which does not comply in all material respects with all Applicable Law, regulations or standards or which is defective or dangerous or not in accordance with any representation or warranty, express or implied, given in respect of it.
13.2.No Group Company has accepted any liability or obligation to service, repair, maintain, take back or otherwise do anything in respect of, any products where that liability or obligation would apply after any such article or stock has been delivered by it.
14.Licences and consents
14.1Complete and accurate details of all licences, consents, permits, permissions, authorisations and approvals obtained by each Group Company for the carrying on of its business or for the use/(re)furnishing of the Properties or any works relating thereto have been Disclosed and are valid, in full force and effect and the Company has at all times complied with the terms of any such licences, consents, permits, permissions, authorisations and approvals, and where applicable, timely renewal applications have been submitted for all such licences, consents, permits, permissions, authorisations and approvals, in each case.
14.2So far as the Vendors are aware, there are no circumstances which indicate that any licence, consent, permit, permission, authorisation or approval currently held by any Group Company might not be renewed in whole or in part or is likely to be revoked, suspended or cancelled.
14.3No licences, consents, permits, permissions, authorisations and approvals obtained by any Group Company for the carrying on of its business or for the use/(re)furnishing of the Properties or any works relating thereto require any notification or renewal in connection with the execution of this Agreement.
14.4All reports, returns and information required to be made or given by law or as a condition of any licence, consent, permit permissions, authorisation, or approval have been made or given in a timely fashion to the appropriate person or authority.
15.Compliance with law
15.1The business of the Company has at all times been conducted in all material respects in accordance with all Applicable Law, regulations, orders and its articles of association.
15.2To the best of the Vendors’ knowledge, information and belief, each Group Company is conducting, and during the three year period prior to Completion has conducted, its business in compliance with all applicable laws, bye-laws and regulations and no Group Company is, nor

46

has been during the three year period prior to Completion, in material breach of any Applicable Law, regulations, orders and its articles of association.
15.3So far as the Vendors are aware, no investigation or inquiry is being, or has been, conducted by and the Vendors have not received any request for information from any governmental or other authority, department, board, body or agency in respect of its affairs and, so far as the Vendors are aware, there are no circumstances which would give rise to such investigation, inquiry or request.
15.4No Group Company has received any written notice or other communication (official or otherwise) during the past 12 months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged, actual or potential violation and/or failure to comply with any Applicable Law, regulations, orders and its articles of association or requiring it to take or omit any action.
16.Litigation and disputes
16.1Except for actions to recover any debt incurred in the ordinary course of the business owed to any Group Company where each individual debt and its costs outstanding amount to less than €50,000:
(a) no Group Company nor so far as the Vendors are aware, any person for whose acts any Group Company may be liable is engaged in any litigation, arbitration, administrative or criminal proceedings, whether as claimant, defendant or otherwise; and
(b) no litigation, arbitration, administrative or criminal proceedings by or against any Group Company or so far as the Vendors are aware, any person for whose acts it may be liable are threatened or expected and, as far as the Vendors are aware, none are pending.
16.2No Group Company is subject to any outstanding order or judgment given by any court or governmental or other authority, department, board, body or agency and has not been a party to any undertaking or assurance given to any court or governmental or other authority, department, board, body or agency which is still in force.
16.3Details of any court or tribunal case, claim or action brought by any present or former officer, employee, secondee, worker or consultant within the previous 12 months have been Disclosed.
Assets
17.Ownership of assets
17.1Each of the assets included in the Accounts or acquired by any Group Company since the Accounts Date (other than the Properties and current assets subsequently disposed of or realised in the ordinary course of business) is owned both legally and beneficially by the relevant Group Company free from Encumbrance and any third party rights and, if capable of possession, is in its possession.
17.2Where any assets referred to in paragraph 17.1 are the subject of any agreement for lease, hire or hire purchase, factoring arrangement, conditional sale or credit agreement, complete and accurate details of such agreements or arrangements have been Disclosed, and there has been no default in the performance or observance of any provisions of such agreements or arrangements.
17.3No Group Company has acquired, or agreed to acquire, any asset on terms that title to that asset does not pass until full payment is made or all indebtedness incurred in connection with the acquisition is discharged.
18.Charges and Encumbrances over assets

47

18.1No Encumbrance (other than a lien arising by operation of law in the ordinary course of trading or general banking conditions) or other form of security or encumbrance or equity on, over or affecting the Shares or the whole or any part of the undertaking or assets of the Company, including any investment in any other company, is outstanding and, apart from this Agreement, there is no agreement or commitment to give or create any of them.
18.2The Company has not received notice from any person intimating that it will enforce any security which it may hold over the assets of the Company.
Intellectual Property
19.Details of Intellectual Property
19.1Full details of all registered Intellectual Property owned by the Company and copies of all material licences have been Disclosed.
19.2All Intellectual Property necessary to operate the Company and for the Company to carry on its business in the manner and to the extent in which it is presently conducted, is either:
(a)in the sole legal and beneficial ownership of the Company free from all licences, charges or other encumbrances; or
(b)the subject of binding and enforceable licences from third parties in favour of the Company:
(a)of which no notice to terminate has been received;
(b)all parties to which have, so far as the Vendors are aware, complied with all material obligations in those licences; and
(c)in relation to which, so far as the Vendors are aware, no disputes have arisen or are foreseeable, and so far as the Vendors are aware, in either case nothing has been done or omitted to be done whether by the Company or by any person which would jeopardise the validity, enforceability or subsistence of any Intellectual Property or any such licences.
19.3No Intellectual Property has been developed for any Group Company using funding, facilities, personnel or other person of any Governmental Authority or educational institute.
19.4No Group Company is engaged in any outstanding claims, and there are no circumstances which exist that, are likely to give rise to any claim, for compensation or other payments in relation to any Intellectual Property, that any current or former employee or contractor employed or engaged by a Group Company has developed, created or invented.
19.5All confidential information, know-how and trade secrets which are material to the Company:
(a)are in the lawful possession of the Company;
(b)has been kept secret and is properly and adequately documented to enable the respective Group Company to acquire and retain its full benefit; and
(c)has not been disclosed to or used by another person except in the ordinary course of business and under an obligation of confidence and, to the knowledge of the Vendors, no third party is in breach of any such obligations of confidence.

48

20.Registration
Any material Intellectual Property which is capable of registration has been registered or is the subject of an application for registration, and is or will when duly registered be enforceable and:
(c)in the case of registrations, all renewal fees have been paid, all renewals have been made by their due date and all such action reasonably necessary to preserve and maintain the registration has been taken;
(d)in the case of Disclosed registrations, each is presently used by the Company and is in full force and effect and has not been abandoned;
(e)in the case of pending applications, the Vendors are aware of no reason why any such applications should not proceed to grant;
(f)so far as the Vendors are aware, (in the case of a patent application) the invention which is the subject matter of such application has not been used or published except experimentally prior to the date of the relevant patent application; and
(g)so far as the Vendors are aware, none of the Intellectual Property is subject to any use, claim, application or attack by any other person.
21.Rights of third parties
No licences, encumbrances, consents, undertakings, registered user or other rights have been granted or agreed to be granted by the Company to any person in respect of any material Intellectual Property owned by, or licensed to the Company.
22.Infringement and royalties etc
22.1So far as the Vendors are aware, no third party is infringing or making unauthorised use of, and at no time during the past 3 years has there been any unauthorised use or infringement by any person of any Intellectual Property owned by the Company.
22.2None of the processes employed, or products or services dealt in, by the Company has infringed or made unauthorised use of, or infringes or makes unauthorised use of any rights of any third party relating to Intellectual Property, nor do they make the Company liable to pay a fee or royalty and no claims have been made, threatened or, so far as the Vendors are aware, are pending, in relation to any Intellectual Property against the Company.
23.Information technology
23.1The Company owns, or has a licence to use, all IT Systems necessary or desirable for the Company to carry on its business in the manner and to the extent in which it is presently conducted, and all such IT Systems shall be owned or available for use by the Company immediately after Completion on terms and conditions identical to those under which the Company owned or used such IT Systems immediately before Completion.
23.2All IT Systems are in good working order and function materially in accordance with the specifications applicable to them and the Company has taken all steps deemed necessary by it to ensure that the business can continue in all material respects in the event of a failure of the IT Systems and has up to date disaster recovery plans.
23.3There has been no bugs, failure breakdown, security breach or any accidental or unauthorised data loss in the 3 years prior to the date of this Agreement of any IT Systems that has caused (or is likely to cause):
(a) any material disruption to the business of the Company or customer of the Company; or

49

(b) the Company to breach its obligations under any agreement to which it is a party.
23.4None of the software owned or developed by the Company is used, distributed, licensed or hosted in such a way as to subject such software to the GNU general public licence (GPL), limited general public licence (LGPL) or other licence that would require such software to be: (a) disclosed in source code form; (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge.
Data Protection
24.Compliance
24.1Each Group Company has at all times complied and complies with the Data Protection Law in all material respects.
24.2The Company has not, in the 5 years prior to the date of this Agreement, suffered any material breach of security leading to the unlawful destruction or material loss, alteration, disclosure of, or access to any personal data within the meaning of the Data Protection Law.
24.3The Company has not in the 5 years prior to the date of this Agreement; (a) been subject to any investigation or enforcement action (including any fines or other sanctions) relating to a breach or alleged breach of their obligations under the Data Protection Law by the Belgian supervisory authority ("APD"/"GBA") or any other world wide data protection regulatory authority, and no circumstances exist which are likely to result in any such allegation, investigation or enforcement action; or (b) received any notice, claim, complaint or other correspondence, or been involved in a dispute with, any other person relating to non-compliance or alleged non-compliance with the Data Protection Law.
Employment
25.Particulars of employees and workers
25.1Details of the terms and conditions of employment of all employees of the Company, including the date of commencement of their continuous period of employment, their remuneration (including, without limitation, bonus, commission, overtime, sector premiums, profit sharing, share incentive, restricted shares, phantom, share option scheme, long term incentive, car, redundancy, permanent health insurance, medical expenses insurance, life assurance and pension benefits, benefit schemes, or any other payment, benefits or arrangements and understandings whatsoever payable to employees (the "Schemes")), job title, notice periods, holiday entitlement and particulars of employment given to each employee have been Disclosed. For the avoidance of doubt, this paragraph 25.1 does not apply to the employees of ROS and RSS.
25.2Details of the terms and conditions of employment of all employees of ROS and RSS, including their remuneration (including, without limitation, bonus, commission, overtime, sector premiums, profit sharing, share incentive, restricted shares, phantom, share option scheme, long term incentive, car, redundancy, permanent health insurance, medical expenses insurance, life assurance and pension benefits, benefit schemes, or any other payment, benefits or arrangements and understandings whatsoever payable to employees), have been Disclosed.
25.3Details of the terms of engagement of all persons who are consultants to or workers in the Company (including, but not limited to, out workers, agency staff, self-employed persons, secondees, protected employees, employees' representatives, contracted labour or agents), including the date of commencement of their engagement, the role they undertake, the number of hours per week they commit to the Company, the fees paid to them, any other benefits (including but not limited to any benefits or arrangements under any Schemes) provided to them (whether or not legally binding), the notice period required to terminate the relationship and holiday arrangements have been Disclosed.

50

25.4The Company is not a party to any agreement for management services or any contract for services with any director.
26.Remuneration and incentives
26.1Since the Accounts Date or (where the relevant employment commenced after the beginning of such period) since the commencing date of the particular employee's employment there has been no material alteration in the terms of employment and/or engagement or any material change in the number of officers, employees, workers or consultants employed and/or engaged by the Company.
26.2All amounts due by any Group Company to or in respect of any employee or former employee (including overtime pay, severance payments, social security contributions, insurances, or other benefits) have been duly and timely paid or discharged.
27.Compliance
27.1So far as the Vendors are aware, the Company has at all relevant times complied with all its material obligations under statute and otherwise concerning the health and safety at work of its employees and workers in accordance with the Belgian Act of 4 August 1996 on the welfare of employees in the performance of their work and its further implementing provisions in the so called Code on welfare at work and there are no claims capable of arising or pending or threatened by any employee or third party in respect of any accident or injury which are not fully covered by insurance.
27.2All employees of the Company have a valid and subsisting permission or authority to enter, reside and remain in Belgium and work for the Company in Belgium.
27.3The Company has maintained up to date adequate and suitable records for the purposes of verifying compliance with provisions on working time in accordance with the Working Time Regulations and the applicable rules in the relevant joint committee. So far as the Vendors are aware, there are no claims capable of arising or pending or threatened by any officer or employee or former officer or employee or any local authority or any trade union or employee representative related to working time in accordance with the Working Time Regulations and the applicable rules in the relevant joint committee.
27.4The Company has no reasonable grounds to believe that any interim worker or former interim worker may bring a claim against the Company.
28.Termination of employment
28.1No officer or employee of the Company has given notice or is under notice of dismissal or will be entitled to give notice solely as a result of the provisions of this Agreement.
28.2All service contracts between the Company and its officers or employees can be terminated by the Company by 12 weeks' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).
28.3No contracts of employment with the Company contain pay in lieu clauses, liquidated damages clauses or other terms and conditions (e.g. bonus upon exit) giving rise to any debt payable by the Company on the lawful termination of such contract.
28.4Details of all employees who have been dismissed including protected employees (e.g. employees representatives in the works council or in the committee for prevention and protection at work ("C.P.P.T."/"C.P.B.W."), or who have resigned in the last six months, together with the reason for or an explanation of the dismissal or resignation have been Disclosed.
29.General

51

29.1Details of any employee who is currently absent from work (including but not limited to those on secondments, maternity leave, paternity leave, adoption leave, shared parental leave, parental leave, sick leave, career break ("crédit-temps"/"tijdskrediet") or absent for any other reason) for a period of one month or more have been Disclosed.
29.2Details of any disciplinary action (including warnings, suspension with or without pay, demotion and performance management or monitoring) taken by the Company against any employee within the previous six months have been Disclosed.
29.3The Company has not made any loan or advance to any employee which is outstanding.
30.Collective Labour Matters
30.1The Company is not party to any collective labour agreement other than those Disclosed or other than those applicable generally to companies operating within the scope of the relevant joint committee to which the Company belongs. There has been no recommendation made by a Labour Court in relation to the Company and/or any of its employees. Any recommendations made by a Labour Court have been complied with.
30.2In the 12 months preceding the date of this Agreement, the Company has not given notice of any redundancies to any employee representatives in the Company, including representatives in the works council or in the committee for prevention and protection at work ("C.P.P.T."/ "C.P.B.W."), to the prevention officer or a trade union delegate, started consultations with any appropriate representatives or failed to comply with any obligations under the provisions of Collective Bargaining Agreement n°9 (e.g. clause 11 (Terms of trade).
30.3In the 12 months preceding the date of this Agreement, the Company has not been a party to any TUPE and no employee has been dismissed or is under notice of termination by reason of or in connection with TUPE.
30.4So far as the Vendors are aware, no investigation is in progress in respect of accidents at work, injuries, illness, disease or any other harm to the health and safety of the employees and/or workers of the Company.
30.5So far as the Vendors are aware, no outstanding liability has been incurred by the Company for breach of any contract of employment or redundancy payments, protective awards, compensation for unreasonable dismissal or unfair dismissal or for failure to comply with any order for reinstatement of any employee's representative or in respect of any other liability arising out of termination of any contract of employment or contract for services.
Pensions
31.Company pension schemes or other retirement benefit schemes
31.1Save for the Supplementary Pension Scheme(s), there is not in operation by the Company and there has not, at any time, been in operation by the Company (and no proposal has been announced by the Company to enter into or establish) and the Company has no liability in respect of any collective or individual plan, scheme, agreement, arrangement, custom or practice (whether legally enforceable or not) for the payment of (or for the payment of any contribution towards), any pensions, allowances, lump sum, benefit scheme's providing extra-legal old-age survivors' and invalidity supplements or other like benefits payable on retirement, death, termination of employment (whether voluntary or not or whether arising from a TUPE or otherwise) or during periods of sickness or disablement, for the benefit of any of the employees (or ex-employees) or directors (or ex-directors) of the Company or for the benefit of the dependants of any of such employees or directors of the Company.
31.2All premiums or other liabilities or financial obligations with regard to any of the Supplementary Pension Schemes that are due on or before the Completion Date or relate to the period prior to the Completion Date have been fully paid or are covered by adequate provisions in the Accounts in accordance with the Applicable Law and the applicable accounting principles.

52

32.General
None of the employees of the Company has been transferred to it in connection with a business transfer to which TUPE applied and none of the employees of the Company (nor any of their dependants) has any right or entitlement to any benefit of any kind based directly or indirectly upon or arising as a consequence of the decisions of the European Court of Justice in Beckmann v Dynamco Whicheloe Macfarlane Limited (2002) or Martin & Others v South Bank University (2003) or any grounds to make a claim against the Company in respect of such right or entitlement.
Properties
33.Title
33.1The Properties comprise all the properties presently occupied, held, controlled, leased or otherwise used or occupied by the Company and the Company is in actual and exclusive occupation and is the legal and beneficial lessee of each Property.
33.2Each Property is occupied or otherwise used by the Company by right of ownership or under the Leases.
33.3All deeds and documents necessary to prove title to each Property are in the possession and control of the Company.
33.4No person is in adverse possession and/or occupation of any Property. No third party holds any right regarding the Properties leased by the Company.
33.5The Company has not had occasion to make any claim or complaint in relation to any neighbouring property or its use or occupation and so far as the Vendors are aware, there are no disputes, claims, actions, demands or complaints in respect of any Property which are ongoing nor are any disputes, claims, actions, demands or complaints anticipated. No notices materially affecting any Property have been given or received and not complied with.
33.6The Company has not received a written order, notice or decision from any Governmental Authority or any authority regarding a Property that could affect its use, occupancy or liability, and the Vendors are not aware of any measures that may be taken that could affect the use, occupancy or liability.
33.7There is no overall pledge on the business (gage sur fonds de commerce / pand op de handelszaak) of the Company.
33.8There are no easements on the Properties that diminish their value or limit their use or privileges.
34.Encumbrances
No Property is subject to any outgoings other than business rates, water rates and insurance premiums and, in the case of leasehold properties, rent, insurance rent, service charges and the taxes mentioned in Schedule 3 (The Properties).
35.Planning matters
So far as the Vendors are aware, no enforcement action of any kind has been served or threatened by any planning authority exercising powers in relation to any Property.
35.1None of the Properties is included in an expropriation plan nor subject to an expropriation authorisation.
35.2The Properties and their use comply with all applicable zoning and urban planning provisions as well as with the relevant permits, except as the case may be, for such non-compliance that cannot have a material adverse effect on the Company.

53

36.Statutory obligations
No notice of any breach has been received by the Company of any applicable health, safety, or other requirements with respect to each Property, and in particular with the requirements as to fire safety and fire precautions.
37. Lease properties
37.1The Company has paid the rent and other amounts due under the Leases and has not received notice of any breach of its covenants and the conditions contained in any Lease to which it is a party.
37.2The Company has not in the past been the tenant of or guarantor of any leased premises not listed in Schedule 3 (The Properties) in respect of which any obligations or liabilities could still accrue to the Company.
37.3The Leases are in full force and effect.
37.4The Company uses and has used the Properties in accordance with the conditions of the Leases and Applicable Law.
37.5No landlord has notified to the Company its intention to terminate, break or cancel one of the Leases. Neither the landlord, nor the Company is in default in relation to their material obligations resulting from the Leases and as far as the Vendors are aware there are no circumstances likely to cause any default.
38.Environmental Matters
38.1The Group has not carried out any business that can reasonably be expected to have an adverse effect on the environment or the public health.
38.2As far as the Vendors are aware, there is no pollution present in any of the soil, subsoil or groundwater of the land presently or previously owned, leased or used by the Company that would entail any clean-up and/or other measures required by Applicable Law in relation with soil, subsoil or groundwater pollution.
38.3No underground tanks or other underground storage receptacles for hazardous substances are located in the Properties.
38.4As far as the Vendors are aware, no hazardous substance has been used during the construction of the Properties and/or is present in the Properties.
39.Insurance Matters
39.1The insurance policy limits of any insurance policy maintained by any of the Group Company have not been materiality eroded by the payment of claims.
39.2No Group Company has received any written notice of cancellation of, non-renewal of, premium increase with respect to, or alteration of coverage under, any insurance policy maintained by any of the Group Company.
39.3All premiums due on any insurance policy maintained by any of the Group Company have either been paid or, if due and payable prior to Completion, will be paid prior to Completion in accordance with the payment terms of the relevant insurance policy.
39.4No Group Company is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any insurance policy maintained by any of the Group Company.

54

Schedule 5
(Limitations on liability)
1.The Vendors shall not be liable for any Warranty Claim (other than a Fundamental Warranty Claim) if, and to the extent that, the fact, matter, circumstance or event giving rise to such Warranty Claim has been Disclosed in the Disclosure Letter and the Completion Disclosure Letter in respect of the Warranties.
2.The Vendors shall not be liable for a Claim unless:
(a)written notice from or on behalf of the Purchaser giving reasonable details of the Claim has been deemed served on the Vendors in accordance with the provisions of clause 21 (Notices):
(i)in the case of a Non-Tax Claim, not later than 36 months from Completion;
(ii)in the case of a Fundamental Warranty Claim, not later than 36 months from Completion; or
(iii)in the case of any Tax Claim, not later than 6 months after the last day on which a Tax Authority can claim the underlying Tax from any Group Company.
3.The Vendors shall not be liable for a Business Warranty Claim and/or Tax Claim, unless the amount recoverable in respect of such Business Warranty Claim and/or Tax Claim (or series of Business Warranty Claims and/or Tax Warranty Claims):
(i)exceeds €30,000, in which case the Vendors shall be liable for the whole amount of the Claim and not simply the excess paid; and
(ii)when aggregated with all other Claims made on the same occasion or previously (not otherwise excluded pursuant to paragraph 3(i) above), is equal to or exceeds €200,000 (in which case the Vendors shall be liable for the whole amount of all of the Claims and not simply the excess).
4.The liability of the Vendors in respect of a claim for breach of the Warranties (other than the Tax Warranties) shall absolutely terminate (if that claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of that claim shall not have been initiated or commenced within six months after the date such claim was duly notified pursuant to paragraph 2(a) above (save in respect of a claim in respect of a contingent, future or unascertainable liability, in which case such six month period shall commence on the date that the liability becomes an actual liability).
5.The aggregate liability of the Vendors in respect of all:
(a)Fundamental Warranty Claims, an amount equal to 50% of the total amount of the Consideration actually received by the Vendors;
(b)Group Recharge Claims, shall not exceed €342,000 in respect of the underlying Liability to Taxation;
(c)Business Warranty Claims and Tax Claims (other than Group Recharge Claims) shall not exceed €1; and
(d)other claims under this Agreement shall not exceed the Consideration.
6.For the avoidance of doubt, the aggregate liability of the Vendors in respect of Claims referred to in paragraph 5(a) above shall be without prejudice to the Purchaser’s right to make a claim and recover under the W&I Policy.

55

7.If the matter or circumstance that may give rise to a Warranty Claim is a result of, or in connection with, a claim by or liability to a third party (a “Third Party Claim”), the Purchaser or other member of the Purchaser’s Group shall be entitled, in its absolute discretion, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including making counterclaims or other claims against third parties) but shall, so far as is practicable, without prejudice to the rights of the insurers of the Purchaser’s Group, consult with the Vendors before taking any such action in respect of a Fundamental Warranty Claim only.
8.The liability of each Vendor for or in respect of each Claim shall be limited to an amount which equals the Relevant Percentage of the amount which such Vendor would otherwise be liable but for this paragraph 8 in respect of such Claim.
9.Without prejudice to the Vendors' right to terminate this Agreement for repudiatory breach if the Purchaser fails to pay the Completion Consideration on the Completion Date, each Party agrees that rescission or termination shall not be available as a remedy and no Party shall be entitled to rescind this mutual Agreement at any time.

56

Schedule 6
(Tax Schedule)
Part 1
(Definitions and interpretation)
1.Definitions and interpretation
1.1In this Agreement, unless the context otherwise requires, the following words have the following meanings:
"Accounts Relief" means any Relief which is shown as an asset, or has reduced a liability, or has been taken into account in reducing or extinguishing any provision for deferred Tax made or which would, but for the Relief, have been made, in the Completion Accounts;
"Claim for Taxation" means any notice, demand, assessment, letter or other document issued or action taken by or on behalf of any Tax Authority or any person (including any Group Company) indicating that any person is or may be placed or sought to be placed under a Liability to Taxation or other liability that could reasonably be expected to result in a Group Recharge Claim or an Indemnity Claim (to the extent it is in respect of Tax).
"Deemed Taxation Liability" means any Liability to Taxation falling within either limb (b) or (c) of that definition.
"Dispute" means any dispute, appeal, negotiations or other proceedings in connection with a Claim for Taxation.
"Event" means any event, circumstance, state of affairs, arrangement, transaction, act, omission, payment or receipt.
"Liability to Taxation" means:
(a)any liability to make a payment or increased payment of Taxation;
(b)the Loss of any Accounts Relief; or
(c)the utilisation or setting off against any liability to Taxation or against Profits earned, accrued or received of any Purchaser's Relief in circumstances where, but for the utilisation or setting off, any Group Company would have had a Liability to Taxation in respect of which the Purchaser would have been able to make a claim against the Vendors under the Tax Covenant (disregarding paragraphs 3 and 5 of Schedule 5).
"Loss" means any reduction, loss, absence, failure to obtain, non-existence, non-availability, modification, counteraction, nullification, disallowance, withdrawal or clawback for whatever reason (other than by way of utilisation or effluxion of time) incurred by the relevant legal entity and "Lost" shall be construed accordingly.
"Payee's Tax Group" means the payee and any other company or companies which either are, have been or become treated as members of the same group as the payee for any Tax purpose.
"Profits" means income, profits and gains.
"Purchaser's Tax Group" means the Purchaser and any other company or companies which either are or become after Completion, or have been within the 7 years ending on Completion, treated as members of the same group as the Purchaser for any Tax purpose.
"Purchaser's Relief" means:

57

(d)an Accounts Relief;
(e)any Relief which arises to a Group Company as a consequence of any Event occurring (or being treated for Tax purposes as occurring) or any Profits earned, accrued or received, in each case, after Completion;
(f)any Relief arising to any member of the Purchaser's Tax Group (other than a Group Company) at any time.
"Relief" means any relief, loss, allowance, exemption, set-off or credit for Taxation or any deduction in computing Profits for the purposes of Taxation or any right to repayment of Taxation or to a payment in respect of Taxation.
"Tax" or "Taxation" means all forms of taxation, duties, contributions, imposts, tariffs, levies, withholdings, deductions, rates and other governmental charges (national or local) of whatever nature, whenever and wherever imposed, which is collected or assessed by, or payable to, a Tax Authority or any other person as a result of any enactment relating to tax, or any amount paid or in respect of, or on account of, any of the foregoing, including but not limited to income tax, corporate income tax, value added tax, transfer tax, property tax, professional tax, stamp duties, excise, customs duties, employment or other social security charges whether of Belgium or elsewhere in the world, and including all penalties, fines, surcharges and interest relating to any of the forgoing (or their administration), and in each case, whether payable directly or imposed by way of a withholding or deduction and in respect of any person whether their liability for the same is a primary or secondary liability.
"Tax Authority" means any taxing or other authority, body or official competent to administer, impose or collect any Taxation, whether of Belgium or elsewhere in the world.
"Tax Claim" means a claim by the Purchaser against the Vendors under the Tax Covenant or for breach of any of the Tax Warranties.
"VAT" means value added tax in Belgium as defined by the Belgian VAT Code 1969 including any Royal Decrees based thereon or any equivalent tax in any other jurisdiction.
1.2In this Schedule:
(g)references to Profits earned, accrued or received shall include any Profits which are for the purpose of any Tax treated or regarded as earned, accrued or received;
(h)references to Profits earned, accrued, or received on or before a particular time (including, without limitation, Completion) or in respect of a particular period shall include Profits which are for the purposes of any Tax treated as earned or accrued, arising or received on or before that time or in respect of that period;
(i)references to the occurrence of Events on or before a particular date (including, without limitation, Completion) or in respect of a particular period shall include Events which are for the purposes of any Tax treated as having occurred or existed at or before that date or in respect of that period; and
(j)references to the due date for payment of any Tax shall be read and construed as a reference to the last day on which such Tax may by law be paid without incurring a penalty or liability for any interest, charge, surcharge, penalty, fine or other similar imposition accruing or without a surcharge liability notice being liable to be issued (after taking into account any postponement of such date which is obtained for such Tax).
1.3For the purposes of paragraphs 4.2(a), 4.2(b) and 4.2(e) of this Schedule any Indemnity Claim (to the extent that it is in respect of Tax) shall be deemed to be a claim under the Tax Covenant.
1.4Any payments made by the Vendors pursuant to or under or in respect of the Tax Covenant or for breach of any Tax Warranty or any other claim under this Agreement shall, so far as possible,

58

be treated as an adjustment to the Consideration paid by the Purchaser for the Shares (and so far as is possible, a reduction pro-rata of such Consideration).
1.5Any reference to a law of Belgium shall be read and construed as also meaning:
(k)any Belgian law which preceded it, or from which it is derived, and which performed a substantially similar purpose to the law referred to; and
(l)any law of any other jurisdiction that has an equivalent purpose or that most nearly approximates to the Belgian law.

59

Part 2
(Tax Warranties)
2.Tax Warranties
2.1The Accounts make proper provision for Tax and in particular for all Taxation in respect of all taxable profits earned, accrued or received (including to the extent deemed to be earned, accrued or received) or in respect of any Event occurring or deemed to occur in either case on or before the Accounts Date in each case in accordance with generally accepted accounting principles ("GAAP") .
2.2Each Group Company has in the last 6 years duly and within all applicable time limits paid all Taxation for which it is or has been liable and made all withholdings and deductions in respect, or on account, of any Taxation from any payments made by it which it is obliged to make and has paid to the appropriate Tax Authority all amounts so withheld or deducted.
2.3The Group Companies have in the last 6 years prepared and submitted all notices, returns and applications for clearances or consents required for Tax purposes within applicable time limits and on a proper basis and provided materially complete and accurate information required by any Tax Authority, and none of them is, or as far as the Vendors are aware is likely to be, the subject of any dispute with or investigation or enquiry by any Tax Authority.
2.4No Group Company is or has in the last 6 years been involved in a dispute with or the subject of any investigation, non-routine enquiry, audit, or visit by any Tax Authority in respect of Taxation and, so far as the Vendors are aware, no such audit, visit, inspection or non-routine enquiry, to take place after Completion, has been arranged or requested.
2.5No Group Company has obtained nor requested any advance tax ruling from the Belgian Ruling Commission and has not otherwise concluded any agreement with any Tax Authority that is in effect or pending at Completion.
2.6No Group Company has within the last 6 years been liable to pay any material sum in respect of interest, penalty, or fine in respect of Taxation.
2.7Each Group Company has kept and maintained, and has within its possession, materially complete and accurate records, invoices and other documents and information of whatever nature required by law to be kept for Tax purposes and has sufficient records, invoices and other documents and information relating to past Events to calculate its liability to Taxation.
2.8The amount of Tax chargeable on each Group Company or subject to withholding or deduction by the Group Companies, during any accounting period ending on or within the last 6 years has not to any material extent depended on any concession, agreement or, dispensation with any Tax Authority.
2.9Each Group Company:
(a)is duly registered for the purposes of the VAT and is not subject to any conditions imposed or agreed with any Tax Authority in connection therewith; and
(b)is not, and has not within the last 4 years, been a member of a group for VAT purposes.
2.10No Group Company has within the last 6 years entered into, or been party to, any arrangement the main purpose or one of the main purposes of which was to avoid Taxation.
2.11No Event has occurred in the last 6 years in consequence of which a Group Company has incurred a Liability to Taxation primarily chargeable against some other person (whether by reason of another company being or having been a member of the same group of companies or otherwise).

60

2.12Each Group Company is and has at all times been exclusively resident for all Tax purposes and subject to Tax in its jurisdiction of incorporation only, and has not at any time been resident or had any branch, agency or permanent establishment in any other jurisdiction for any Tax purposes and no Group Company has paid or is or has been liable to pay Tax in any other jurisdiction.
2.13Depreciation rates applied by each Group Company are based on the normal useful life of the depreciated assets for the purposes of applicable Tax Law and have not been challenged by the relevant Tax Authorities. So far as the Vendors are aware, no Group Company has made a claim for the depreciation of any asset for Tax purposes, which claim is likely to be disallowed.
2.14All transactions or arrangements to which each Group Company is or has been a party in the past 4 years have been entered into on terms which were at arm’s length and each Group Company has sufficient documentation in place in respect of transactions or arrangements entered into as is required under legislation relating to transfer pricing in any applicable jurisdiction.
2.15Since the Accounts Date the Group Companies have not been party to any transaction and no circumstances have arisen which could result in any of the Group Companies being subject to a liability to Taxation other than Taxation for which it is liable in the ordinary course of its business.
2.16No Group Company has claimed, nor has been granted exemptions or reliefs from Tax or deferrals of Tax, including but without limitation to exemptions , reliefs or deferrals relating to reorganisations of any kind, including mergers, (partial) demergers, transactions equated to merger or (partial) demergers, contributions or transfers of a branch of activity or assets, or transactions with a similar economic or legal effect, which could be annulled and give rise to Tax on or after the Completion Date as a result of non-compliance with the relevant conditions. No reorganisation of any kind, including mergers, (partial) demergers, transactions equated to merger or (partial) demergers, contributions or transfers of a branch of activity or assets, or transactions with a similar economic or legal effect, involving any Group Company, which has come into effect on or before the Completion Date, will give rise to the assessment or payment of Tax after the Completion Date.
2.17All share capital and share premium of the Company is recognised as paid-up capital for dividend withholding tax purposes.
2.18None of the Group Companies are (or, so far as the Vendors are aware, will become) subject to any contractual or statutory liability to indemnify, pay or reimburse any person (including a Tax Authority) in respect of any liability relating to Taxation which is the primary liability of any other person but excluding any liability of a Group Company to account for Tax required by Applicable law to be deducted at source by it from any payments actually made by it (including without limitation any employment or other social security contributions required to be deducted at source) and any VAT, sales or similar Taxes invoiced to any Group Company in respect of supplies made to it.
2.19The sale of the Group Companies or any of them will not (including but not limited to the entry into, becoming unconditional or Completion of this Agreement) result in any income, profit or gain being deemed to accrue to any Group Company for Taxation purposes (including, but not limited to, any clawback or disallowance of any Relief previously given).
2.20All documents which are required to evidence title of any Group Company to any asset held by them and which are liable to stamp duty or transfer or registration Taxation (or any similar Taxation) (“Transfer Tax”) or are required to be stamped either with a particular stamp denoting that no Transfer Tax is chargeable or that the document has been produced to the appropriate authority, have been properly and duly stamped and the appropriate Transfer Tax has been paid (together with any related interest and penalties) The share registers of each Group Company have been kept in their respective jurisdictions of incorporation (and nowhere else) at all times and no other registers of shares in a Group Company have been maintained or kept.

61

2.21No Group Company has been or will be required, based on the circumstances of the Group Company as at Completion and events occurring prior to Completion, to provide information on reportable cross-border arrangements to a Taxation Authority pursuant to Council Directive 2011/16/EU (as amended by Council Directives 2018/822/EU and 2020/876/EU, and including any implementing legislation or regulation relating thereto in any jurisdiction (including, for the avoidance of doubt, the United Kingdom International Tax Enforcement (Disclosable Arrangements) Regulations 2020, as amended by the International Tax Enforcement (Disclosable Arrangements) (Amendment) (No. 2) (EU Exit) Regulations 2020)), (“DAC 6”), nor has any Group Company entered into any reportable cross-border arrangements which will require another person to provide information to a Tax Authority pursuant to DAC 6.
2.22All payments made and benefits granted to (current or former) employees, directors, managers, officers or consultants of any Group Company have been properly characterised and valued for Tax purposes, and Tax has been reported and paid accordingly.
2.23No current or former employee, director, manager, officer or consultant of any Group Company participates in the Qinetiq plc Deferred Share Plan or any other similar plan or scheme in respect of which any Group Company has or may have any obligations or liabilities in respect of Tax.
2.24All transactions in which any Group Company is involved cannot be validly re-characterised by the Tax authorities based on applicable anti-abuse rules, fraud, sham or simulation.

62

Part 3
(Covenants to the Purchaser)
3.Tax Covenant
3.1Subject to the provisions of paragraph 4, the Vendors severally covenant to pay to the Purchaser an amount equal to their Relevant Percentage of:
(a)any Liability to Taxation of any Group Company arising:
(i)from any Event occurring on or before Completion; or
(ii)in respect of, or by reference to, any Profits earned, accrued or received on or before Completion;
(b)any Deemed Taxation Liability; and
together with all costs and expenses properly incurred by the Purchaser or any Group Company in connection with any such Liability to Taxation or in connection with a successful claim for such liability under this Schedule.
Date for payment
3.2Where the Vendors become liable to make any payment under the Tax Covenant or the Tax Warranties, the due date for the making of that payment (which shall be in cleared funds) shall be the later of 5 Business Days following a written demand from the Purchaser to the Vendors and:
(a)in a case that involves an actual payment of Taxation by any Group Company, the date falling 5 Business Days before the due date for payment;
(b)in a case that involves the Loss of a Relief (other than a right to repayment of or in respect of Taxation), the date falling 5 Business Days before the due date for payment of the Taxation which is payable as a result of such loss of Relief;
(c)in a case that involves the Loss of a right to repayment of or in respect of Taxation, the earliest date that the repayment would have been made by the relevant Tax Authority (whether by actual repayment, credit or set-off);
(d)in a case that falls within sub-paragraph (c) of the definition of Liability to Taxation, the due date for payment of the Taxation which would have been payable but for such utilisation or setting-off; and
(e)in any other case (including costs and expenses referred to in sub-paragraph 3.1) which is not covered by the preceding paragraphs 5 Business Days following a written demand from the Purchaser to the Vendors.
Amount of Liability to Taxation
3.3The amount that is to be treated under the Tax Covenant as a Liability to Taxation shall be:
(a)in the case of a liability under (a) of the definition of Liability to Taxation, the amount of the payment so made;
(b)in the case of a liability under (b) of the definition of Liability to Taxation,
(i)if the Accounts Relief is a right to repayment of Tax, the amount of the repayment that is Lost,

63

(ii)in any other case, the amount of Taxation that would have been saved (on the basis of Tax rates current at the date of such Loss) but for the Loss of the Accounts Relief;
(c)in the case of a liability under (c) of the definition of Liability to Taxation, the amount of Taxation payable (in consequence of the setting off) which would not otherwise have become payable.
Grossing up
3.4All sums payable by the parties under this Agreement (including, but not limited to, the Tax Covenant) shall be paid in full, without any set-off, counterclaim, deduction or withholding in respect of Taxation (other than any deduction or withholding required by Applicable Law).
3.5If any deductions or withholdings are required by Applicable Law to be made from any of the sums payable by any party under this Agreement, that party shall provide any evidence of the relevant withholding as the payee may reasonably require and shall (other than in respect of any payment due under clauses 4, 5, 7.3(b) or 23.1 or paragraph 5 below) pay to the payee such additional amount as shall ensure that the net amount received by the payee will equal the full amount that would have been received had no such deduction or withholding been required to be made (as reduced by any credit to which the payee or a member of the Payee’s Tax Group is entitled on account of such deduction or withholding).
3.6If any sum payable by any party to another party under an indemnity, compensation or reimbursement provision of this Agreement (including, but not limited to, the Tax Covenant, but excluding clauses 4, 5, 7.3(b) and 23.1 or paragraph 5 below) is subject to Taxation in the hands of the payee or any affiliate of the payee (or would be in the absence of any Reliefs), the amount to be paid to the payee by that party shall be increased by such additional amount as will ensure that the net amount received by the payee after such Taxation (including any Taxation that would have been charged in the absence of any Reliefs) has been taken into account is equal to the full amount which would be receivable by the payee had the amount not been subject to Taxation.
3.7Paragraphs 3.5 and 3.6 shall not apply to the extent that the deduction, withholding or Tax would not have arisen but for the payee (or any affiliate of the payee) not being tax resident in its jurisdiction of incorporation or having a permanent establishment outside of its jurisdiction of incorporation or an assignment by the payee of its rights under this Agreement.
3.8In the event that the payee or a member of the Payee's Tax Group receives a tax credit for the amount payable or deducted under paragraphs 3.5 or 3.6 (not already taken into account under those paragraphs) or is able to reduce its own Tax liability with such amount ("Tax Saving"), it shall repay to the payor the amount of the Tax Saving less any costs or expenses properly incurred in obtaining the Tax Saving within 5 Business Days of obtaining the Tax Saving.

64

Part 4
(Limitations and general)
4.Limitations on liability
4.1The liability of the Vendors under the Tax Covenant shall be reduced if and to the extent that the Liability to Taxation shall have been recovered under the Warranties or under any other part of the Tax Covenant or Agreement (and vice versa).
4.2The Vendors shall not be liable under the Tax Covenant or for breach of the Tax Warranties (treating the relevant loss giving rise to a breach of a Tax Warranty as if, for the purposes of this paragraph 4, it was a liability) if and to the extent that:
(a)a specific allowance, provision or reserve (excluding any allowance provision or reserve made in respect of deferred Tax) in respect of the liability in question was included in the Completion Accounts or payment or discharge of it was taken into account therein;
(b)the liability in question was paid on or before Completion and payment of such liability was reflected in the Completion Accounts;
(c)the liability in question arises or is increased as a result of:
(i)any increase in rates of Taxation;
(ii)any change in the Belgian or foreign law or the judicial interpretation of Belgian or foreign law;
(iii)a change in, or withdrawal of, any published practice or procedure or concession of any Tax Authority;
(iv)any change in accounting practice or principles or any change in the bases on which the accounts of the relevant Group Company are prepared except in either case in order to comply with generally accepted accounting practice to the extent applicable to the relevant Group Company immediately before Completion; or
(v)any change in the date to which the relevant Group Company makes up its accounts, announced and made in any such case after the date of Completion;
(d)the liability in question would not have arisen but for a voluntary act or omission carried out or effected by the Purchaser or any member of the Purchaser's Tax Group at any time or a Group Company at any time after Completion which the Purchaser knew or ought reasonably to have known would give rise to the liability in question, other than any act or omission carried out or effected:
(i)under a legally binding commitment created on or before Completion;
(ii)in order to comply with any Applicable Law or generally accepted accounting practices or principles;
(iii)in the ordinary and normal course of the business carried on by that Group Company immediately prior to Completion; or
(iv)in accordance with the written request of the Vendors; or

65

(e)the Purchaser or any Group Company has already been compensated without cost in respect of such Liability to Taxation.
5.Repayments and Reliefs
5.1If the Vendors have made any payment to the Purchaser in satisfaction of any Group Recharge Claim or any Indemnity Claim (to the extent that such Indemnity Claim relates to Tax) (a "Vendor Claim") and the Purchaser or the Company subsequently receives from any Tax Authority or any person (other than another Group Company or a member of the Purchaser's Group) any amount referable to the subject matter of that Vendor Claim, other than a Purchaser's Relief, Tax Saving to which paragraph 3.8 above applies or an amount the recovery of which has been taken into account in determining the amount recoverable under this Agreement in respect of the Group Recharge Claim or Indemnity Claim, the Purchaser shall, once it or the Company has received such amount repay to the Vendors:
a)a sum equal to such amount (after deducting the costs and expenses of the Purchaser or the Company incurred in recovering such amount and any Taxation payable (or which would have been payable but for the availability of a Relief) on it); or
b)if lesser, a sum equal to the Vendor Claim paid by the Vendors to the Purchaser (less any amounts previously repaid by the Purchaser to the Vendors in respect of the Vendor Claim), provided that in no event will the Purchaser be required to pay any amount to the Vendors to the extent that such payment would leave the Purchaser in a worse position economically than if the liabilities giving rise to the Group Recharge Claim or Indemnity Claim had not arisen.
5.2If any Vendor Claim which has resulted in any payment having been made by the Vendors has given rise to a Relief (other than a Purchaser's Relief, Tax Saving to which paragraph 3.8 above applies or a Relief the recovery of which has been taken into account in determining the amount recoverable in respect of the relevant matter) which would not otherwise have arisen then to the extent that a liability of the Company or a member of the Purchaser’s Tax Group to make an actual payment of Tax or in respect of Tax is reduced as a result of the use or set off of the Relief, the Purchaser shall pay to the Vendors on the date when the Purchaser or a member of the Purchaser's Tax Group or the Company would have been under an obligation to make the reduced payment of Tax or a payment in respect of Tax an amount equal to the lower of:
a)the amount by which the liability is reduced (less any costs and expenses incurred in obtaining such Relief); and
b)the amount of the payment previously made by the Sellers in satisfaction of the relevant Vendor Claim in respect of the Liability to Taxation giving rise to the Relief (less any amounts previously repaid by the Purchaser to the Vendors in respect of the Vendor Claim), provided that in no event will the Purchaser be required to pay any amount to the Vendors to the extent that such payment would leave the Purchaser in a worse position economically than if the liabilities giving rise to the Group Recharge Claim or Indemnity Claim had not arisen.
6.Claims Procedure
6.1On the Purchaser or the Company becoming aware of a Claim for Taxation or Dispute the Purchaser shall as soon as reasonably practicable give written notice of that Claim for Taxation or Dispute (including, to the extent available, reasonable details of the Claim for Taxation or Dispute, the due date for payment and the time limits for any appeal) to the Vendors’ Representative or, as the case may be, shall procure that the Company as soon as reasonably practicable give written notice of that Claim for Taxation or Dispute (including, to the extent available, reasonable details of the Claim for Taxation or Dispute, the due date for payment and the time limits for any appeal) to the Vendors’ Representative provided always that the giving of such notice shall not be a condition precedent to the liability of the Vendors.

66

6.2As regards any such Claim for Taxation or Dispute, the Purchaser shall itself or shall procure that the Company shall take such reasonable action as the Vendors’ Representative may reasonably request to deal with the matter but subject to paragraphs 6.3 and 6.4 and subject, in either case, to the Purchaser and the Company being indemnified to the Purchaser’s reasonable satisfaction by the Vendors against all losses (including additional Taxation), costs, damages and expenses which may be incurred as a result of taking such action as the Vendors’ Representative may request and the Purchaser or the relevant Group Company (as the case may be).
6.3The Purchaser and the Company shall be at liberty (acting reasonably) without reference to the Vendors’ Representative to deal with any Claim for Taxation or Dispute if the Vendors’ Representative delays in giving any such request as is mentioned in paragraph 5.2 above provided that the Purchaser or Company has notified the Vendors’ Representative in writing of its intention so to deal with the matter and the Vendors’ Representative has not responded within ten (10) Business Days with such details as the Purchaser may reasonably require of the action that the Vendors’ Representative proposes is taken to deal with the matter.
6.4Neither the Purchaser nor the Company shall be required by this paragraph 6 or paragraph 7 to allow the Vendors or the Vendors’ Representative or their agents to assume conduct of any Claim for Taxation or Dispute or to take any action which:
a)it reasonably considers may be materially prejudicial to the commercial or Taxation affairs, or is likely to materially adversely affect the future liability to Tax, of any Group Company, the Purchaser or any member of the Purchaser’s Tax Group;
b)it reasonably considers is contrary to the legal obligations of any Group Company, the Purchaser or any member of the Purchaser’s Tax Group;
c)involves contesting the Claim for Taxation or Dispute before any tribunal, court or appellate body unless Tax counsel of at least 10 years’ relevant experience instructed by agreement between the Purchaser and the Vendors’ Representative (and at the sole expense of the Vendors) has advised that on a balance of probabilities the course of action will succeed;
d)will or may prejudice or restrict the ability of the Purchaser or any Group Company to make any claim or recover any amounts under the W&I Policy; or
e)is restricted or prohibited pursuant to the terms of the W&I Policy, or is contrary to or conflicts with any instructions of the W&I Insurer (or any agent of the W&I Insurer).
6.5Subject to paragraphs 6.2 and 6.3, the Purchaser shall not, and shall procure that no Group Company shall, make any admission to any Tax Authority in relation to any Claim for Taxation or Dispute or compromise, dispose of or settle the Claim for Taxation or Dispute without the written consent of the Vendors’ Representative, not to be unreasonably withheld or delayed.
7.Tax Returns
7.1Subject to the other provisions of paragraph 6 and this paragraph 7, the Vendor Group Companies (and their agents) shall cease to have any involvement in the Tax affairs of the Group Companies from Completion.
7.2The Vendors or their duly authorised agent shall prepare the corporation tax returns (including all computations and the provision of financial information, together with all necessary claims, elections, surrenders and notices required for such returns) of each Group Company for all accounting periods ended on or before Completion (the "Pre-Completion Tax Returns") to the extent that they have not been prepared prior to Completion. The Vendors’ reasonable costs and expenses properly incurred in preparing the Pre-Completion Tax Returns shall be borne by the Company, up to a maximum of EUR 16,000.
7.3The Vendors shall procure that:

67

a)all Pre-Completion Tax Returns shall be prepared in a manner in all material respects consistent with past practices of the relevant Group Company and without a change of any accounting method (except to the extent necessary to comply with Applicable Law or generally accepted accounting practice);
b)the Purchaser receives drafts of any Pre-Completion Tax Returns no later than twenty (20) Business Days before the expiry of the time limit for their submission; and
c)any reasonable written comments of Purchaser are taken into account or, insofar as they are capable of incorporation, incorporated in relation to such Pre Completion Tax Returns, provided the Purchaser’s comments are received by the Vendors’ Representative no later than fifteen (15) Business Days after the Purchaser receives the relevant draft Pre-Completion Tax Return, and the Purchaser receives the Pre-Completion Tax Returns for authorisation and signing no later than three (3) Business Days before the expiry of the time limit for their submission.
7.4The Purchaser shall:
a)subject to paragraph (b) below, procure that the relevant Group Company shall cause any Pre-Completion Tax Return delivered to the Purchaser under paragraph 7.3(c) to be so authorised and signed without amendment as soon as reasonably practicable, and submitted to the appropriate Taxation Authority as soon as reasonably practicable (and in any event within any relevant time limit provided that the Vendors have complied with paragraph 7.3(c)); and
b)be under no obligation to procure the authorisation, signing or submission to a Taxation Authority of any Pre-Completion Tax Return delivered to it under paragraph 7.3 which it considers in its reasonable opinion to be false or misleading in a material respect, but for the avoidance of doubt the Purchaser and the Group Companies shall be under no obligation to make any enquiry as to the completeness or accuracy of any Pre-Completion Tax Return and shall be entitled to rely entirely on the Vendors and their agents.
7.5The Vendors agree to procure that reasonable resources are devoted to preparing the Pre-Completion Tax Returns, and shall use reasonable endeavours to ensure that they are finalised as soon as reasonably practicable. The Vendors shall ensure that all Pre-Completion Tax Returns are true, complete and accurate in all material respects and are not misleading.
7.6The Purchaser shall be responsible for the preparation of the corporation tax return (including all computations and the provision of financial information, together with all necessary claims, elections, surrenders and notices required for such returns) of each Group Company for the accounting period current at Completion (the "Straddle Period Tax Return").
7.7The Purchaser (or its duly authorised agent) shall provide the Vendors’ Representative with copies of any Straddle Period Tax Return at least 10 Business Days prior to the date for submission of the relevant tax return to the relevant Tax Authority and shall take into account any reasonable written comments of the Vendors’ Representative to the extent that they relate to matters arising in the period ending on or before Completion.
7.8The Vendors shall provide the Purchaser and each Group Company with all reasonable assistance, co-operation and information in relation to the preparation of the Pre-Completion Tax Returns and/or Straddle Period Tax Return and any matter arising therefrom.

68

Schedule 7
(Completion obligations)

On Completion the Vendors shall:
1.deliver (or procure the delivery of) to the Purchaser:
(a)the Transfer Instruments, duly executed by the Vendors outside the United Kingdom;
(b)the share register of the Company in which the transfer of the Shares to the Purchaser has been recorded, signed to that effect by the Vendors or the Vendors' authorised attorney-in-fact;
(c)the corporate books written up to date, of the Company;
(d)copies of all the Books and Records proprietary to the Vendors which relate to the business carried on by the Group as at Completion and which is not already in the possession or control of the Group;
(e)letters of resignation in the agreed form from the following directors of the Company: James Graham, Nicolas Anderson and Andrew Thorp; and from the following director of Redu Space Services SA: James Graham, together with any other letters of resignation in the agreed form as required pursuant to the terms of Clause 7.3 of this Agreement;
(f)a copy of each power of attorney under which any document (including this Agreement) to be delivered to the Purchaser by any Vendor has been executed; and
2.procure the cooperation and positive vote of SES Techcom S.A. for the purpose of clauses 7.3(d)(i) and 7.3(e).

69

Schedule 8
(Pre Completion obligations)
Between the date of this Agreement and Completion the Vendors shall procure that (save with the prior written consent of the Purchaser):
1.reasonable advance notice is given to the Purchaser of any meeting of the board of directors of any Group Company (together with an agenda of the business to be transacted at such meeting and all supporting documents) and that a duly authorised representative of the Purchaser is permitted to attend as an observer at such meeting;
2.the share register of the Company (and any counterpart or branch thereof) is kept in Belgium only;
3.no Group Company shall:
(a)make any alteration to its constitutional documents (including its articles of association or equivalent) or amend the terms of, or the rights and/or obligations attaching to, the Shares;
(b)pass any resolution of its shareholders or any class of its shareholders (other than for routine administration purposes, in the ordinary course of business or as reasonably required to implement this Agreement);
(c)admit any person as a member (whether by subscription, transfer or transmission) or appoint any new directors or managing directors to its board;
(d)grant any option or right to subscribe for any of its shares or other securities convertible into its shares;
(e)change its issued share capital in any way (including any allotment, creation, issuance, consolidation, conversion, subdivision, increase or reduction of its share capital, creation of new shares or the redemption or repurchase of shares) or any rights attached to any of its shares;
(f)enter into or amend any agreement or incur any commitment that is not in the ordinary and usual course of business other than on bona fide arms’ length terms;
(g)initiate or settle any dispute, litigation, arbitration or other proceedings where the amount claimed (including a reasonable estimate of legal and other professional costs) exceeds €50,000 in value, or where such litigation, arbitration or other proceeding do or are likely to materially and adversely affect the business or reputation of the Group;
(h)amend, modify, terminate, or assign any rights or obligations to any person (other than a Group Company) under, any Material Contract; or waive any material benefit or right under any Material Contract; or enter into any contract that would constitute a Material Contract if in effect as of the date of this Agreement;
(i)terminate, fail to renew, modify, waive any rights under or cancel any of the Group’s insurance policies;
(j)enter into, or amend, any contract, understanding or arrangement with the Vendors;
(k)lend any monies;
(l)grant or pay any bonus, equity or equity-based awards or other direct or indirect compensation or material benefits to any director, employee, service provider, or commit to the accelerate the funding, payment, or vesting of any compensation or

70

benefits provider under any management incentive arrangements and / or share scheme;
(m)discontinue or amend, any pension scheme or commence winding up or termination of any pension scheme or cause it to cease to admit new members or communicate to employees a plan, proposal or intention to discontinue, amend, wind up, terminate or cease to admit;
(n)conduct any material negotiations with any labour union, works council, other labour organization, or group of employees which is connected with any Group Company;
(o)offer to engage any new Senior Employee;
(p)dismiss any Senior Employee, other than for cause or unless not to do so would materially damage its business or dismiss 5 or more employees, or announce any restructuring of the business which involves dismissal or reclassification of employees;
(q)discontinue or amend, any pension scheme or commence winding up or termination of any pension scheme or cause it to cease to admit new members or communicate to employees a plan, proposal or intention to discontinue, amend, wind up, terminate or cease to admit;
(r)change its accounting reference date;
(s)alter, amend or vary or agree to alter, amend or vary any material basis, accounting method, accounting period, policy or practice relating to Tax or change any material election relating to Tax;
(t)amend, retract or re-submit any Tax return which has previously been submitted to a Tax Authority, or amend, disclaim or revoke any Relief or any claim, surrender or election relating to Tax which has previously been received or submitted or notified to any Tax Authority or otherwise given effect pursuant to applicable law;
(u)file any Tax return, claim, election or other document relating to Tax on a basis materially inconsistent with past practice;
(v)change its Tax residence or establish a new permanent establishment or other taxable presence in any jurisdiction other than the jurisdiction of residence for Tax purposes of the relevant Group Company;
(w)settle, compromise, agree or materially negotiate any audit, enquiry, assessment, dispute or litigation relating to Tax with any Tax Authority, enter into any closing agreement or similar agreement with any Tax Authority, or consent to any extension or waiver of any limitation period relating to Tax;
(x)in relation to any Property:
(i)carry out any material change of use of, such Property;
(ii)terminate or serve any notice to terminate, surrender or accept any surrender of or waiver of the terms of any lease, tenancy, licence or other contract which, in each case, is material;
(iii)agree to any new rent or fee payable under any lease, tenancy, licence or other contract which, in each case, is material;
(iv)enter into or vary any lease, tenancy, licence or other contract;

71

(v)sell, convey, transfer, assign or charge any Property or grant any rights or easements over any Property or enter into any covenant or grant any other Encumbrance affecting any Property;
(vi)knowingly do anything to make any of its policies of insurance which are material to the business of the Group taken as a whole void or voidable; or
(vii)assign, licence, charge or abandon or otherwise dispose of any Intellectual Property other than on arm’s length terms;
(y)borrow any monies or otherwise create any indebtedness except in relation to the operation of bank overdrafts within existing limits as required in the ordinary course of business, or otherwise amend the terms of any indebtedness;
(z)give any new Encumbrance over any of its assets or undertaking;
(aa)enter into capital expenditure commitments, hire purchase, leasing, rental or conditional sale agreements or arrangements for an aggregate amount in excess of €100,000;
(bb)save for the Pre-Completion Dividend and any legally declared dividend of RSS (in each case the Purchaser hereby provides its express written consent to), declare, pay or make any dividend or other distribution or capitalise any reserves;
(cc)acquire, sell, transfer or otherwise dispose of the whole or any part of its business, undertakings or assets or otherwise make any material change to its business structure or organisation; or
(dd)complete any outstanding procedural steps in respect of the Redu Restructuring;
(ee)attempt to do any of the matters set out in sub-paragraphs 3(a) to (dd) (inclusive).

72

Executed as a Deed    )
(but not delivered until the date) )
appearing at the head of page 1)    ) /s/ Nigel Major
by Nigel Major as duly appointed )
attorney for QinetiQ Limited under    )
a power of attorney dated 29 September )
2022 in the presence of:    )

Signature of witness: [*****]
Name:[*****]
Address:[*****]
Occupation:[*****]

Executed as a Deed     )
(but not delivered until the date )
appearing at the head of page 1) )
by Nigel Major as duly appointed    ) /s/ Nigel Major
attorney for QinetiQ Overseas     )
Holdings Limited under a power of    )
attorney dated 29 September 2022    )
in the presence of:    )

Signature of witness:[*****]
Name:[*****]
Address:[*****]
Occupation:[*****]

Executed as a Deed by        )
REDWIRE SPACE EUROPE, LLC,        )
a company incorporated in Delaware        )
acting by an authorized officer who,         )
in accordance with the laws of that Delaware,    )
is acting under the authority of the company    )

/s/ Peter Cannito _________
Name: Peter Cannito
Title: Authorised Signatory

Executed as a Deed by        )
AE Industrial Partners Fund II, LP        )
a limited partnership acting by,        )
AE Industrial Partners Fund II GP, LP,         )
its general partner as an         )
authorized signatory who, in accordance        )
with the laws of that Delaware, is acting under    )
the authority of the limited partnership        )
solely for the purpose of clause 23 and the    )
other clauses referred to therein         )

/s/ Kirk Konert____
Name: Kirk Konert
Title: Partner